Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

SYNOPSYS, INC.,

a Delaware corporation;

LOTUS ACQUISITION CORP.,

a Delaware corporation; and

MAGMA DESIGN AUTOMATION, INC.,

a Delaware corporation

Dated as of November 30, 2011

SECTION 1.	DESCRIPTION OF TRANSACTION	1

1.1	Merger of Merger Sub into the Company	1
1.2	Effects of the Merger	1
1.3	Closing; Effective Time	1
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Closing of the Company’s Transfer Books	2
1.7	Exchange of Certificates	3
1.8	Dissenting Shares	4
1.9	Further Action	5

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	5

2.1	Organization; Good Standing	5
2.2	Corporate Power; Enforceability	5
2.3	Required Stockholder Approval	6
2.4	Non-Contravention	6
2.5	Required Governmental Authorizations	6
2.6	Capitalization	7
2.7	Subsidiaries	8
2.8	Company SEC Reports	9
2.9	Company Financial Statements	10
2.10	Title to Tangible Assets	11
2.11	No Undisclosed Liabilities	12
2.12	Absence of Certain Changes	12
2.13	Material Contracts	12
2.14	Real Property	16
2.15	Personal Property	16
2.16	Intellectual Property	16
2.17	Tax Matters	21
2.18	Employment Matters	22
2.19	Company Employee Plans	23
2.20	Labor Matters	26
2.21	Governmental Authorizations	27
2.22	Compliance with Legal Requirements	27
2.23	Environmental Matters	27
2.24	Export Compliance	28
2.25	Litigation	28
2.26	Insurance	29
2.27	Related Party Transactions	29
2.28	Brokers	29
2.29	Opinion of Financial Advisor	29
2.30	State Anti-Takeover Statutes	29
2.31	Proxy Statement	30
2.32	Receivables	30
2.33	Customers	30
2.34	Suppliers	30

i

(CONTINUED)

(CONTINUED)

EXHIBITS

Exhibit A	- Certain Definitions

Exhibit B	- Amended and Restated Certificate of Incorporation

Exhibit C	- Bylaws

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 30, 2011, by and among: SYNOPSYS, INC., a Delaware corporation (“Parent”); LOTUS ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and MAGMA DESIGN AUTOMATION, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing voting and support agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Support Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1950 University Avenue, Suite 500, East Palo Alto, California, at 8:00 a.m. (California time) on the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than the conditions set forth in Section 6.4 and Section 7.4 which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions and all other conditions to the Closing) unless Parent designates an earlier date for the Closing, which earlier date shall not be earlier than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than the conditions set forth in Section 6.4 and Section 7.4). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of the parties (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety pursuant to the Merger to read as set forth on Exhibit B;

(b) the Bylaws of the Surviving Corporation shall be amended and restated to read as set forth on Exhibit C; and

(c) the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall continue to be so held and no consideration shall be paid or payable in respect thereof;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall remain issued and outstanding;

(iii) except as provided in clause (i) and clause (ii) of this Section 1.5(a) and subject to Section 1.5(b), Section 1.7 and Section 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $7.35 in cash, without interest; and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be delivered in respect of shares of Company Common Stock pursuant to Section 1.5(a)(iii) shall be adjusted, to the extent appropriate, to reflect such event.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) subject to Section 1.5(a)(i) and Section 1.5(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Paying Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Section 1.7.

1.7 Exchange of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the cash consideration payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall be invested by the Payment Agent as directed by Parent.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to the Persons who were record holders of Company Stock Certificates or uncertificated shares of Company Common Stock represented by a book entry (“Book Entry Shares”) immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates or transfer of Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or transfer of Book Entry Shares to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, or compliance with the reasonable procedures established by the Paying Agent for delivery of Book Entry Shares: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Shares; and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be cancelled. In the event of a transfer of ownership of any shares of Company Common Stock that are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Book Entry Shares is registered if: (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds (on such terms as Parent may reasonably direct) and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate and each Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed

Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum and on such other terms as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any cash payable to holders of Company Stock Certificates or Book Entry Shares pursuant to the provisions of this Section 1.7.

(c) Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d) Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) If any Company Stock Certificate or Book Entry Share has not been surrendered by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate or Book Entry Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(f) None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8 Dissenting Shares

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any holders of Dissenting Shares shall lose their right to appraisal of such shares of Company Common Stock under Section 262 of the DGCL (through failure to perfect or otherwise), then such shares shall be deemed automatically to have been converted into, as of the Effective Time, and to represent only, the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate or Book Entry Shares representing such shares in accordance with Section 1.7.

(c) The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 2 is subject to and qualified by: (a) subject to Section 9.6, the exceptions and disclosures set forth in the Disclosure Schedule; and (b) disclosure in the Annual Report on Form 10-K of the Company for the year ended May 1, 2011 (the “Company Form 10-K”), the Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2011, and the Current Reports on Form 8-K filed from the date of the filing of the Company Form 10-K to the date of this Agreement (excluding any risk factor disclosures contained in such document under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly predictive or forward-looking in nature)):

2.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority: (a) to conduct its business as it is presently being conducted; (b) to own, lease or operate its properties and assets in a manner in which its properties and assets are currently owned, leased or operated; and (c) to perform its obligations under all Contracts by which it is bound. The Company is qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing (or equivalent status) would not have, individually or in the aggregate, a Material Adverse Effect. The Company has made available accurate and complete copies of the certificate of incorporation and bylaws of the Company, including all amendments thereto. The Company is not in violation of its certificate of incorporation or bylaws.

2.2 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the Contemplated Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the Contemplated Transactions, other than obtaining the Requisite Stockholder Approval. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders; (b) unanimously approved this Agreement and unanimously approved the Support Agreements, the Merger and the other Contemplated Transactions, in accordance with the requirements of the DGCL; (c) declared that this Agreement is advisable; (d) unanimously recommended the adoption of this Agreement by the Company’s stockholders and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; and (e) subject to the accuracy of the representations set forth in Section 3.7, to the extent necessary, adopted and approved a resolution having the effect of causing the Company not to be subject to any corporate takeover statute or other similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Delaware or any other state, that might otherwise apply to this Agreement, any of the Support Agreements, the Merger or any of the other Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that its enforceability: (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity.

2.3 Required Stockholder Approval. Subject to the accuracy of the representations set forth in Section 3.7, the affirmative vote of the holders of a majority of the shares of outstanding Company Common Stock is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement (the “Requisite Stockholder Approval”), approve the Merger and consummate the Contemplated Transactions.

2.4 Non-Contravention. Neither: (a) the execution, delivery or performance of this Agreement or the Support Agreements; nor (b) the consummation of the Merger or any of the other Contemplated Transactions, (i) violate or conflict with any provision of the certificates of incorporation, bylaws or other constituent documents of any Acquired Corporation, (ii) conflict with, result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other liability under, any provision of any Company Contract that constitutes a Material Contract, (iii) assuming the Governmental Authorizations referred to in Section 2.5 are obtained, (A) violate or conflict with in any material respect any Legal Requirement applicable to any Acquired Corporation or by which any properties or assets of any Acquired Corporation are bound or (B) give any Governmental Body or other Person the right to revoke, withdraw, suspend, cancel, terminate, modify or challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement, or (iv) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any asset owned or used by any Acquired Corporation, other than any such event described in clause (ii), clause (iii) and clause (iv) that would not have, individually or in the aggregate, a Material Adverse Effect.

2.5 Required Governmental Authorizations. No material filing with or submission to any Governmental Body, and no material Governmental Authorization, is required on the part of any Acquired Corporation in connection with the execution and delivery of this Agreement, the performance of the Company’s covenants and obligations hereunder or the consummation of the Contemplated Transactions, except: (a) the filing of the certificate of merger with the Secretary of State of the State of Delaware and such filings with Governmental Bodies as are necessary to satisfy the applicable qualification requirements of states in which such Acquired Corporation is qualified to do business as a foreign corporation; (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act or by the rules and regulations of NASDAQ; and (c) filings and Governmental Authorizations required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign antitrust, competition or merger control laws.

2.6 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock; and (ii) 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement: (A) 68,712,209 shares of Company Common Stock are issued and outstanding; (B) no shares of Company Preferred Stock are issued and outstanding; and (C) 3,037,014 shares of Company Capital Stock are held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. None of the outstanding shares of Company Common Stock is: (1) entitled or subject to any preemptive right, right of participation or any similar right; and (2) subject to any right of first refusal in favor of any Acquired Corporation. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may be or become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock. Part 2.6(a) of the Disclosure Schedule describes all repurchase rights held by the Company with respect to shares of Company Common Stock (whether such shares were issued pursuant to the exercise of Company Options or otherwise).

(b) As of the date of this Agreement: (i) 7,176,437 shares of Company Common Stock are subject to issuance pursuant to Company Options, 1,491,393 shares of Company Common Stock are subject to Company Stock-Based Awards that are restricted stock units and no shares of Company Common Stock are subject to Company Stock-Based Awards that are restricted stock awards; (ii) 7,966,032 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2010 Stock Incentive Plan; (iii) no shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2004 Employment Inducement Award Plan; (iv) no shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2001 Stock Incentive Plan; (v) no shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 1998 Stock Incentive Plan; and (vi) 2,998,264 shares of Company Common Stock are reserved for future issuance pursuant to the Employee Stock Purchase Plan (the “ESPP”). Part 2.6(b) of the Disclosure Schedule sets forth with respect to each Company Equity Award outstanding as of the date of this Agreement the following information: (A) the particular plan (if any) pursuant to which such Company Equity Award was granted; (B) the name or employee identification number of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award; (D) the exercise price (if any) of such Company Equity Award; (E) the date on which such Company Equity Award was granted; (F) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and exercisable; (G) the date on which such Company Equity Award expires; (H) if such Company Equity Award is a Company Option, whether such Company Option is intended as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (I) if such Company Equity Award is a Company Stock-Based Award, whether such Company Stock-Based Award is a restricted stock unit or a restricted stock award; (J) if such Company Equity Award is a

Company Stock-Based Award in the form of restricted stock units, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (K) whether, and the extent to which, the vesting of such Company Equity Award will accelerate upon the consummation of the Merger or upon any other event. The Company has made available accurate and complete copies of all equity plans pursuant to which any currently outstanding stock options, restricted stock units or restricted stock awards (including, all outstanding Company Equity Awards) were ever granted by any of the Acquired Corporations, and the forms of all stock option, restricted stock unit and restricted stock award agreements evidencing such stock options, restricted stock units or restricted stock awards. All shares of Company Common Stock subject to issuance under each Company Equity Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in material compliance with: (1) all applicable securities laws and other applicable Legal Requirements; and (2) all requirements set forth in applicable Contracts.

(c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) obligation on the part of any Acquired Corporation to make any payments based on the price or value of any security of the Company or any other Acquired Corporation. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Acquired Corporations other than as set forth in Part 2.6(b) or Part 2.6(c) of the Disclosure Schedule.

(d) As of the date of this Agreement, $3,250,000 in aggregate principal amount of Notes are outstanding. Other than the Notes, no bond, debenture, note or other indebtedness of the Company or any other Acquired Corporation: (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, is issued or outstanding as of the date of this Agreement.

(e) No Acquired Corporation is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any shares of capital stock or other securities of such Acquired Corporation.

2.7 Subsidiaries.

(a) Part 2.7(a) of the Disclosure Schedule contains an accurate and complete list of the name, jurisdiction of organization and capitalization of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (or equivalent status to the extent applicable in the case of any jurisdiction outside the United States) under the laws of the jurisdiction of its respective organization, except where the failure to be in good standing would not have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of the Company’s Subsidiaries is duly licensed and qualified to do business and is in good standing (or equivalent status to the extent applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such license and qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status to the extent applicable in the case of any jurisdiction outside the United States) would not have, individually or in the aggregate, a Material Adverse Effect. The Company has made available accurate and complete copies of the certificates of incorporation, bylaws or other constituent documents, including all amendments thereto, of each of the Company’s Subsidiaries. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b) All of the outstanding shares of capital stock of, or other equity or voting interest in, each Subsidiary of the Company: (i) have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof; and (ii) are owned beneficially and of record by the Company or one of its wholly owned Subsidiaries set forth in Part 2.7(a) of the Disclosure Schedule, free and clear of all Encumbrances and free of any other restriction that would prevent the operation by Parent or the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c) No Acquired Corporation: (i) owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interest in) any other Entity; (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity; or (iii) is a general partner of, or is otherwise liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.8 Company SEC Reports.

(a) Since and including May 2, 2010, the Company has filed with, or furnished to, as applicable, the SEC all forms, reports, statements, exhibits, schedules and other documents that were required to be filed or furnished by the Company or its officers under applicable Legal Requirements prior to the date of this Agreement (all such forms, reports, statements, exhibits, schedules and other documents, together with any documents filed since and including May 2, 2010 by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K and, in all cases, all exhibits and schedules thereto, the “Company SEC Reports”). The Company has made available the full text of any form, report, statement, exhibit, schedule or other document filed with the SEC since and including May 2, 2010, subject to a request for confidential treatment. As of its effective date (in the case of any Company SEC Report that is a registration statement filed pursuant to the Securities Act) and as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseded filing): (i) each Company SEC Report complied in all material respects with all applicable Legal Requirements, including the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, each as in effect on the date such Company SEC Report was filed or effective; and (ii) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Accurate and complete copies of all Company SEC Reports filed prior to the date of this Agreement have been made available. None of the Company’s Subsidiaries is required to file any forms, reports, statements, exhibits, schedules or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under: (A) Rule 13a-14 or 15d-15 of the Exchange Act; or (B) Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Since and including May 2, 2010, neither the

Company nor any of its executive officers has received any notice from any Governmental Body challenging or questioning the accuracy, completeness, form or manner of filing of any such certification. Since and including May 2, 2010, the Company and each of its officers and directors are and have been in compliance in all material respects with: (1) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder; and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports, there have been no deficiencies or weaknesses identified in writing by the Company’s independent auditors (whether current or former) or any deficiencies or weaknesses identified in writing by the Company and reported to the board of directors of the Company or any committee thereof, in the design or operation of internal controls of financial reporting utilized by the Acquired Corporations.

(b) The Acquired Corporations maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and Section 906 of the Sarbanes-Oxley Act.

2.9 Company Financial Statements.

(a) The consolidated financial statements of the Acquired Corporations filed with the Company SEC Reports (as such may have been amended prior to the date of this Agreement) complied in all material respects with the published rules and regulations of the SEC applicable thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any unaudited quarterly financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Acquired Corporations as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal accounting controls in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended May 1, 2011, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained, in all material respects, effective internal control over financial reporting as of May 1, 2011.

(c) Since and including May 2, 2008, the Company’s principal executive officer and its principal financial officer (each as defined in the Sarbanes-Oxley Act) have disclosed to the Company’s auditors and the audit committee of the board of directors of the Company based on their evaluation of the Company’s internal control over financial reporting: (i) all significant deficiencies and material weaknesses in the design or operation of internal accounting controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Acquired Corporations on a consolidated basis; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Corporations’ internal control over financial reporting. Since and including May 2, 2008, no Acquired Corporation has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loan to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquired Corporations.

(d) Except as set forth in Part 2.9(d) of the Disclosure Schedule, since May 2, 2010: (i) neither any Acquired Corporation, nor any director or executive officer of any Acquired Corporation has, and to the Knowledge of the Company, no other officer, employee or accountant of any Acquired Corporation has, received any material complaint, allegation, assertion or claim in writing (or to the Knowledge of the Company, orally) regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquired Corporations or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Acquired Corporation has engaged in questionable accounting or auditing practices; and (ii) no attorney representing any Acquired Corporation, whether or not employed by an Acquired Corporation, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of any Acquired Corporation or any committee thereof or to the Company’s General Counsel or Chief Executive Officer.

(e) No Acquired Corporation is a party to, or is obligated or may (pursuant to any Company Contract) become obligated to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among an Acquired Corporation, on the one hand, and any one or more unconsolidated Affiliates, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving any Acquired Corporation in the Company’s consolidated financial statements.

(f) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.

(g) The Company is in compliance in all material respects with the applicable rules and regulations and listing requirements of NASDAQ and has not, since and including May 2, 2010, received any notice asserting any non-compliance with such rules and regulations or listing requirements.

(h) Since and including May 2, 2010, all statutory audits required to be conducted by the Acquired Corporations pursuant to applicable foreign law have been performed on a timely basis. The Company has made available the final report, if any, with respect to each such statutory audit and no such reports have disclosed any material Liabilities relating to any of the Acquired Corporations.

2.10 Title to Tangible Assets. The Acquired Corporations own, and have good and valid title to or a valid leasehold interest in, all material tangible assets and properties purported to be owned or used by them, including: (a) all tangible assets (whether or not material) reflected on the Company Balance Sheet (except for inventory or used or obsolete equipment sold or otherwise disposed of in the ordinary course of business) or acquired or leased after the date thereof; and (b) all other material tangible assets and properties reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets and properties which are owned by the Acquired Corporations are owned by them free and clear of any Encumbrances, other than Permitted Encumbrances. The Acquired Corporations have complied in all material respects with the terms of all Company Contracts (including leases to which they are parties) relating to those of said assets and properties that are used but not owned by any of the Acquired Corporations, and all such Company Contracts are in full force and effect.

2.11 No Undisclosed Liabilities. No Acquired Corporation has any Liabilities, other than: (a) Liabilities identified as “liabilities” (including liabilities which comprise the “total liabilities” column) on the Company Balance Sheet; (b) Liabilities for performance of obligations of the Acquired Corporations under Company Contracts, to the extent such Liabilities are readily ascertainable (in nature, scope and amount) from the express terms of such Contracts, copies of which have been made available prior to the date of this Agreement; (c) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet; (d) Liabilities as of the date of this Agreement that are not, individually or in the aggregate, material to the Acquired Corporations; and (e) Liabilities arising after the date of this Agreement that would not have, individually or in the aggregate, a Material Adverse Effect.

2.12 Absence of Certain Changes.

(a) Since the date of the Company Balance Sheet, the business of the Acquired Corporations has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Material Adverse Effect, and no event has occurred or circumstance has arisen that, alone or in combination with any other events or circumstances, would reasonably be expected to result in a Material Adverse Effect.

(b) In furtherance and not in limitation of Section 2.12(a), since the date of the Company Balance Sheet through the date of this Agreement, no Acquired Corporation has taken any action or failed to take any action that would have resulted in a breach of Section 4.2(b) had such Section 4.2(b) been in effect since the date of the Company Balance Sheet.

2.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” means each of the following Company Contracts (in each case, other than any Company Employee Plan):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act;

(ii) any Contract: (A) that is an employment or consulting Contract or other Contract relating to the performance of services by any Company Associate (other than Invention Assignment Agreements in the Company’s standard form thereof) other than Contracts that are terminable at will on 90 days or less notice without penalty to the Company; (B) pursuant to which the Company or any Acquired Corporation is or may become obligated to make any severance, termination, tax gross-up, or similar payment to any Company Associate in excess of $50,000; (C) pursuant to which any Acquired Corporation is or may become obligated to make any bonus, deferred compensation or similar payment (other than payments constituting base salary) in excess of $50,000 to any Company Associate; or (D) that provides for indemnification by an Acquired Corporation for, or reimbursement by an Acquired Corporation of, any legal fees or expenses incurred by any Company Associate;

(iii) any Contract: (A) materially limiting the freedom or right of any Acquired Corporation to engage in any line of business, or to compete with any Person in any line of business or in any location; or (B) containing exclusivity obligations or restrictions on the part of any Acquired Corporation or otherwise prohibiting or materially limiting the freedom or right of any Acquired Corporation to sell or otherwise provide, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, services, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets;

(iv) any Contract: (A) relating to the lease, license, disposition or acquisition (directly or indirectly) by any Acquired Corporation of a material amount of tangible assets other than in the ordinary course of business consistent with past practice; (B) pursuant to which any Acquired Corporation has acquired (and still has) or will acquire any material interest in any other Entity, other than the Company’s Subsidiaries, or any real property; or (C) for the acquisition or disposition of any business containing any continuing profit sharing arrangements or “earn-out” arrangements, material indemnification obligations or other contingent payment obligations;

(v) the Company Intellectual Property Agreements;

(vi) any Contract that relates to any material outsourcing arrangement or the formation, creation, operation, management or control of any: (A) joint venture; or (B) partnership, limited liability company, or similar Entity;

(vii) any Contract (including related documents, such as disclosure schedules) related to any acquisition by an Acquired Corporation of, or merger or consolidation of an Acquired Corporation with, any other Person since November 1, 2006 (including the acquisitions of Knights Technology and Sabio Labs);

(viii) any Contract, or series of related Contracts with a Person (or group of affiliated Persons), for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by one or more Acquired Corporations over the remaining term of such Contract of $100,000 or more or under which one or more Acquired Corporations made payments of $100,000 or more during the Acquired Corporations’ fiscal year 2011;

(ix) any Contract (other than Customer Contracts) with a Person who is not a Company Associate providing for the development of any material Intellectual Property by or for any Acquired Corporation;

(x) any material Channel Partner Contract;

(xi) any material Customer Contract that is not based on the Company’s standard form thereof;

(xii) any software license, services (including consulting services, maintenance and support services, and other professional services), or similar Contract with any of the 25 largest customers of the Acquired Corporations determined by revenues received from each customer by the Acquired Corporations on a consolidated basis during the Acquired Corporations’ fiscal year 2011;

(xiii) any Contract that contains any “most favored nation” or “most favored customer” or similar provision restricting the fees or prices that the Acquired Corporations may charge for the Company Products based on the fees or prices charged to any other third party;

(xiv) any Contract that allows the other party thereto to terminate without cause or for convenience (except for any Contract that would not reasonably be expected to result in payments to any one or more of the Acquired Corporations in excess of $100,000 over any consecutive 12-month period during the remaining term of such Contract if such Contract is not terminated without cause or for convenience);

(xv) any Contract that gives another Person any right to purchase or license an unlimited quantity of Company Products (or licenses to Company Products) for a fixed aggregate price or at no additional charge;

(xvi) any Contract that gives another Person the right to purchase or license the products or services of any parent company of, or successor to, the Company;

(xvii) any Contract (including any “take-or-pay” or keepwell agreement) under which: (A) any Person has directly or indirectly guaranteed any material liabilities or obligations of any Acquired Corporation; or (B) any Acquired Corporation has directly or indirectly guaranteed any material liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xviii) any Contract that has a term of more than 60 days and may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice such Acquired Corporation, and under which any Acquired Corporation has any material obligations outside the ordinary course of business;

(xix) any Contract under which the Merger or any of the other Contemplated Transactions would give rise to or expand any material obligations on the part of, any Acquired Corporation or any other Person, including any Contract that requires an Acquired Corporation, or any successor to or acquirer of an Acquired Corporation, to make any material payment or provide any material benefit to, or to forgo receiving any material benefit from, another Person as a result (in whole or in part) of, or directly or indirectly in connection with, a change in control of such Acquired Corporation (a “Change in Control Payment”) or gives another Person a right to receive, or elect to receive, a Change in Control Payment;

(xx) any Contract under which any Acquired Corporation grants or has granted a right of first refusal or right of first negotiation for an opportunity to discuss, negotiate or enter into a Contract that would constitute a Material Contract once effective;

(xxi) any Contract (other than Contracts evidencing Company Equity Awards): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any Acquired Corporation with any right of first refusal with respect to, or right to repurchase, redeem, put or call, any securities;

(xxii) any Contract relating to any Encumbrance (other than Permitted Encumbrances, Company Outbound Licenses, Channel Partner Contracts, Customer Contracts, and Nondisclosure Agreements) with respect to any material asset owned or used by any Acquired Corporation;

(xxiii) any Contract that contemplates or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(xxiv) any Contract that provides for indemnification of any officer, director or employee other than in the Company’s standard form (which has been made available);

(xxv) any Contract providing for material currency hedging by an Acquired Corporation;

(xxvi) any Contract to which any Governmental Body is a party and any subcontract between any Acquired Corporation and any Person that, to the Knowledge of the Company, is a contractor or subcontractor to any Governmental Body relating to such subcontract; and

(xxvii) any Contract, or series of related Contracts with a Person (or group of affiliated Persons), the termination or breach of which would, individually or in the aggregate, have a Material Adverse Effect.

(b) Part 2.13(b) of the Disclosure Schedule contains an accurate and complete list of all Material Contracts as of the date of this Agreement (other than Company Intellectual Property Agreements). As of the date of this Agreement, accurate and complete copies of all Company Contracts that are Material Contracts (including all exhibits and schedules thereto) have been made available.

(c) Each Material Contract is valid and binding on each Acquired Corporation that is a party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against such Acquired Corporation that is a party thereto in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally. None of the Acquired Corporations has materially violated or materially breached, or committed any material default under, any Company Contract, and to the Knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under, any Material Contract. No event has occurred, and no circumstance or condition exists that, (with or without notice or lapse of time) (A) results in a material violation or material breach of any of the provisions of any Material Contract, (B) gives any Person the right to declare a default or exercise any remedy under any Material Contract, (C) gives any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) gives any Person the right to accelerate the maturity or performance of any Material Contract, or (E) gives any Person the right to cancel, terminate or modify any Material Contract. Since and including May 2, 2010, none of the Acquired Corporations has received any written notice or other material communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

2.14 Real Property.

(a) No Acquired Corporation owns any real property, nor, since and including May 2, 2009, has any Acquired Corporation owned any real property.

(b) Part 2.14(b) of the Disclosure Schedule contains an accurate and complete list of any real property currently leased by any Acquired Corporation or otherwise used or occupied by any Acquired Corporation (the property required to be identified in Part 2.14(b) of the Disclosure Schedule, the “Leased Real Property”) and all of the leases, subleases or other agreements (collectively, the “Leases”) under which any Acquired Corporation leases, uses or occupies or has the right to use or occupy, now or in the future any real property, which list sets forth each Lease and the address, landlord and tenant with respect to each Lease. The Company has made available accurate and complete copies of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Leased Real Property: (i) is in good operating condition and repair, and, to the Knowledge of the Company, is free from structural, physical and mechanical defects in all material respects; (ii) is maintained in a manner consistent with standards generally followed with respect to similar properties in all material respects; and (iii) is available for use in, and sufficient for the purposes and current demands of, the business and operations of the Acquired Corporations as currently conducted in all material respects. The Acquired Corporations have and own valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c) Part 2.14(c) of the Disclosure Schedule contains an accurate and complete list of all of the existing Leases granting to any Person, other than the Acquired Corporations, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

(d) Each of the Leases set forth in Part 2.14(b) of the Disclosure Schedule is in full force and effect and no Acquired Corporation is in material breach of or default under, or has received written notice of any material breach of or default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by any Acquired Corporation or any other party thereto.

2.15 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Acquired Corporations (the “Tangible Assets”) are in good condition (ordinary wear and tear excepted), and the Acquired Corporations are in possession of and have good and valid title to, or valid leasehold interests in or valid rights under contract to use, all Tangible Assets that are material to the Acquired Corporations, taken as a whole, free and clear of all Encumbrances (other than Permitted Encumbrances).

2.16 Intellectual Property.

(a) Part 2.16(a) of the Disclosure Schedule contains an accurate and complete list of all Company Registered Intellectual Property Rights, including the jurisdiction in which each such Intellectual Property Right has been issued or registered, in which any application for such issuance and registration has been filed and the date on which each such Intellectual Property Right was issued or on which any application for such issuance and registration was filed.

(b) Part 2.16(b) of the Disclosure Schedule accurately identifies each Contract under which any Acquired Corporation uses or has the right to use any Company Intellectual Property that is not owned by an Acquired Corporation (other than: (i) any commercially available third-party Software that (A) is licensed to the Acquired Corporation solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, testing, distribution, or support of, any Company Product, and (C) is not otherwise material to any Acquired Corporation; and (ii) licenses for Open Source Materials), in each case specifying the parties to the Contract (the “Company Inbound Licenses”). The Company has made available an accurate and complete copy of each Contract identified, or required to be identified, in Part 2.16(b) of the Disclosure Schedule.

(c) Part 2.16(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property Rights (other than Channel Partner Contracts, Customer Contracts, and Nondisclosure Agreements) (the “Company Outbound Licenses”). The Company has made available an accurate and complete copy of each Contract identified, or required to be identified, in Part 2.16(c) of the Disclosure Schedule.

(d) The Company has made available an accurate and complete copy of each standard form of Customer Contract (including end user license agreements and services agreements), standard form of Channel Partner Contract, standard form of Nondisclosure Agreement, and standard form of Invention Assignment Agreement used by any Acquired Corporation at any time since and including November 1, 2006.

(e) Each Company Associate who is or was involved in any material respect in the creation or development of any Company Product or any Company Product Software has signed a valid and enforceable agreement containing: (i) an assignment of all Intellectual Property Rights in such Company Product or Company Product Software to one or more of the Acquired Corporations; and (ii) confidentiality provisions protecting the Company Trade Secrets. To the Knowledge of the Company, no current or former stockholder of any Acquired Corporation or Company Associate has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property. Without limiting the foregoing, the Acquired Corporations have a policy requiring Company Associates who are or were involved in, or who have participated in or contributed to, the conception, development, creation or reduction to practice of any Intellectual Property for any Acquired Corporation, to execute an Invention Assignment Agreement in the Company’s standard form thereof that provides that an Acquired Corporation owns all Intellectual Property Rights therein and that protects the confidentiality of all Company Trade Secrets. To the Knowledge of the Company, the Acquired Corporations have enforced such policy without exception. To the Knowledge of the Company, no Company Associate: (A) is in violation of any term or covenant of any Contract with any other Person relating to confidentiality, disclosure, or assignment of Intellectual Property or Intellectual Property Rights (including any such Contract with an Acquired Corporation); or (B) has developed any Intellectual Property for any Acquired Corporation that is subject to any agreement or otherwise grant, to any other Person (i.e., any Person that is not an Acquired Corporation) any rights (including Intellectual Property Rights) in or to such Intellectual Property.

(f) The Acquired Corporations own all right, title and interest in the Company Intellectual Property Rights, free and clear of all Encumbrances other than: (i) Permitted

Encumbrances; and (ii) nonexclusive rights granted under any of the Company Outbound Licenses, Channel Partner Contracts, Customer Contracts, or Nondisclosure Agreements. Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, all documents and instruments necessary to vest or perfect the rights of the Acquired Corporations in all material Company Intellectual Property Rights have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body;

(ii) no Acquired Corporation has (at any time since it became an Acquired Corporation) transferred ownership of, or agreed to transfer ownership of (pursuant to an option, a right of first or last refusal, or otherwise), any material Intellectual Property or material Intellectual Property Right to any Person that is not (as of the date of this Agreement) an Acquired Corporation;

(iii) to the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Body or of any college, university, or other educational institution were used, directly or indirectly, to develop or create, in whole or in material part, any Company Product or Company Product Software;

(iv) to the Knowledge of the Company, no Person (other than an Acquired Corporation) has, under the terms of any Company Contract, any ownership rights or interests in any improvements or derivative works of any Company Product or any Company Product Software;

(v) to the Knowledge of the Company, no third party that has licensed material Intellectual Property or material Intellectual Property Rights to any Acquired Corporation has any rights (including ownership or license rights) to improvements or derivative works of such Intellectual Property or Intellectual Property Rights that are made by any Acquired Corporation; and

(vi) to the Knowledge of the Company, the Acquired Corporations collectively own or otherwise have sufficient rights to use the Company Intellectual Property in the manner that the Acquired Corporations currently use such Company Intellectual Property.

(g) Each of the Acquired Corporations has taken reasonable steps to protect and preserve the confidentiality of the Company Trade Secrets. To the Knowledge of the Company, there have not been and there are no misappropriations or unauthorized uses or disclosures of any material Company Trade Secrets by any Person.

(h) To the Knowledge of the Company, no Person is materially infringing (directly, contributorily, by inducement, or otherwise), misappropriating, or otherwise violating, and since and including May 2, 2008, no Person has materially infringed (directly, contributorily, by inducement, or otherwise), misappropriated or otherwise violated, any Company Intellectual Property Rights. The Company has provided to Parent an accurate and complete copy of each letter or other written communication that has been sent or otherwise delivered since and including November 1, 2008 by or on behalf of any Acquired Corporation regarding any actual, alleged, or suspected misappropriations, violations or infringements of any Company Intellectual Property Rights. Part 2.16(h) of the Disclosure Schedule provides a brief description of the current status of the matter referred to in each such letter, communication, or correspondence.

(i) To the Knowledge of the Company: (i) no Acquired Corporation or Company Product has infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated, or is infringing (directly, contributorily, by inducement, or otherwise), misappropriating or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of another Person; and (ii) no Company Product infringes or violates the Intellectual Property Rights of, or contains any Intellectual Property misappropriated from, any other Person. Since and including November 1, 2008, no Acquired Corporation has received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement (directly, contributorily, by inducement, or otherwise), misappropriation, or violation of any Intellectual Property Rights or Intellectual Property of another Person.

(j) No Acquired Corporation is obligated or otherwise has a duty (and since and including November 1, 2008 no Person has made or threatened in writing to make any claim or allegation that any Acquired Corporation has an obligation or duty) to defend, indemnify or hold harmless any other Person with respect to, or has assumed any Liability or is otherwise responsible for, any claim of infringement, misappropriation, or violation of Intellectual Property or Intellectual Property Rights, except for contractual obligations to defend, indemnify or hold harmless customers, distributors and resellers of any Acquired Corporation under Channel Partner Contracts and Customer Contracts.

(k) There is no pending suit, claim, action, investigation, or proceeding made, conducted or brought by any Person that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to (and no Acquired Corporation has been notified in writing of) any alleged infringement, misappropriation or other violation by any Acquired Corporation, or by any Company Product, of the Intellectual Property or Intellectual Property Rights of another Person.

(l) To the Knowledge of the Company, all material Company Intellectual Property Rights are valid, subsisting and enforceable (except that no representation or warranty is made regarding the validity or enforceability of any pending application for Company Registered Intellectual Property Rights). Without limiting the foregoing: (i) to the Knowledge of the Company, each item of material Company Registered Intellectual Property is and at all times has been in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of material Company Registered Intellectual Property Rights in full force and effect have been made or take by the applicable deadline; and (ii) no interference, opposition, reissue, reexamination, or other proceeding or claim is pending or, to the Knowledge of the Company, threatened, in which the scope, validity, ownership, or enforceability of any Company Registered Intellectual Property Rights is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Company, no Acquired Corporation has engaged in any patent misuse, copyright misuse, or fraud or inequitable conduct in connection with the Company Intellectual Property Rights. To the Knowledge of the Company, there is no basis for any non-frivolous claim that any of the Company Intellectual Property Rights is invalid or unenforceable, and since and including November 1, 2006, no material Intellectual Property Rights that were previously owned, or purported to be owned by, or filed in the name of, any Acquired Corporation (at a time when it was an Acquired Corporation) have entered the public domain (other than as a result of patents expiring at the end of their statutory term). No Acquired Corporation is subject to any Order that restricts or impairs the right or ability of any Acquired Corporation to use or otherwise exploit any Company Intellectual Property.

(m) To the Knowledge of the Company, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not result in, and would not reasonably be expected to result in: (i) any Acquired Corporation granting, assigning or transferring to any third party any rights to any Intellectual Property or Intellectual Property Rights; (ii) any right of termination or cancellation under, or a breach of, any material Company Intellectual Property Agreement; or (iii) the imposition of any Encumbrance on any Company Intellectual Property Rights or the loss of any rights of any Acquired Corporation in any material Company Intellectual Property.

(n) To the Knowledge of the Company, the Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Acquired Corporations. The Acquired Corporations maintain and are in material compliance with policies and procedures regarding data security, back-up, disaster recovery and privacy that are commercially reasonable and, in any event, are in material compliance with all applicable Legal Requirements. Neither any Acquired Corporation, nor any subcontractor or agent of any Acquired Corporation, since and including November 1, 2008, has failed, or has had a material problem or non-conformity identified in, any audit (whether internal or external) of the Company IT Systems. Since and including November 1, 2008, to the Knowledge of the Company, there have been no: (i) failures of computer services or other information technology assets that have caused disruptions that are material to the business of any Acquired Corporation; or (ii) material security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of any Acquired Corporation.

(o) The use and dissemination of any and all data and information concerning individuals by the Acquired Corporations is in compliance in all material respects with all applicable privacy policies and terms of use of the Acquired Corporations. The Contemplated Transactions will not violate any privacy policy or terms of use of the Acquired Corporations. Since and including November 1, 2008, no Acquired Corporation has: (i) suffered any material information security breach with respect to any data and information concerning any Company Associate or current or former customer; or (ii) notified any Company Associate or current or former customer or any law enforcement authority of any information security breach.

(p) Each Acquired Corporation that participates, or has participated, in any standards-setting or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization. No Acquired Corporation has any duty or obligation to license, or offer to license, any Company Intellectual Property Rights as a result of or in connection with the participation by any Acquired Corporation in any standards-setting or other industry organization.

(q) To the Knowledge of the Company, no Software that is or is part of any Company Product (“Company Product Software”) is subject to any “copyleft” or other obligation or condition that by its terms: (i) requires, as a condition on the right to use, modify or distribute such Company Product Software or otherwise, that any Company Product Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge or that any Acquired Corporation grant to any other Person any rights or immunities under any Company Intellectual Property Right; or (ii) otherwise imposes any material limitation, restriction, or condition on the right or ability of any Acquired Corporation to use, modify, or distribute any Company Product Software. To the Knowledge of the Company, each of the Acquired Corporations is in material compliance with the terms and conditions of all licenses for Open Source Materials used by the Acquired Corporations.

(r) To the Knowledge of the Company, no Company Product Software contains any unresolved “bug,” defect, or error that has been or should have been classified as being within the highest or second-highest severity level for purposes of the warranty or support services provided by any Acquired Corporation to any customer or any “bug,” defect, or error that has resulted in any material refund, credit or similar compensation being provided by any Acquired Corporation to any other Person.

(s) No source code of any Company Product Software has been licensed or disclosed to any Person (including any escrow agent) who is not a Company Associate. To the Knowledge of the Company: (i) no event has occurred or circumstance exists that has resulted in, or would reasonably be expected to result in, any such source code being delivered or released to any such Person; and (ii) no Person has claimed or demanded that any such source code held in escrow be delivered or released by the escrow agent.

(t) To the Knowledge of the Company, no Company Product Software and none of the information technology assets or systems used by any Acquired Corporation contains, and since and including November 1, 2008, no Acquired Corporation has suffered any material data loss, business interruption, or other harm as a result of, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit: (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data; or (iii) any other similar type of unauthorized activities.

(u) No Acquired Corporation is obligated to pay any royalties or similar fees to any Person upon the sale, distribution, use, performance or other disposition of any Company Product.

2.17 Tax Matters

(a) The Company has timely filed and will timely file (taking into account any extensions) with the appropriate Governmental Bodies all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) that are required to be filed by the Company prior to the Effective Time and all such Tax Returns are and will be correct and complete in all material respects. The Company has timely paid all material Taxes (including all material withholding Taxes) required to have been paid by the Company, whether or not shown on any Tax Return.

(b) No written claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction. There are no security interests or other liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

(c) No Tax Return of the Company is under audit or examination by any Taxing Authority, and no written (or, to the Knowledge of the Company, oral) notice of such an audit or examination has been received by the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection of any Taxes by any relevant Taxing Authority or the payment of any Tax by the Company. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending or on appeal from any Governmental Body.

(d) The unpaid Taxes of the Company did not, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the most recent audited financial statements of the Company as of the date of such financial statements. The Company has not incurred any Tax Liability since and including the date of the most recent audited financial statements of the Company other than a Tax Liability incurred in the ordinary course of business.

(e) The Company has made available to Parent: (i) complete and accurate copies of all U.S. federal income Tax Returns filed by the Company on or prior to the date of this Agreement for all Tax periods beginning on or after January 1, 2008; (ii) all material correspondence to or from any Taxing Authority during the three-year period ending on the date of this Agreement; and (iii) all rulings from, or Contracts with, any Taxing Authority that require the Company to take, or refrain from taking, any action after the Closing Date or that could affect any amount of Tax payable by the Company after the Closing Date. There are no material Tax sharing, allocation or indemnification agreements to which the Company is a party or by which the Company is otherwise bound.

(f) The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any similar provision of Legal Requirements to which the Company may be subject, other than such group of which the Company is currently a member. The Company does not have any Liability for the Taxes of any Person: (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law, including any arrangement for group or consortium relief or any similar arrangement), other than with respect to Taxes of other members of the affiliated, consolidated, unitary or similar group of which the Company is currently a member; (ii) as a transferee or successor; (iii) by Contract; or (iv) otherwise. No election has been made by any Person under Treasury Regulations Section 1.1502-36 that resulted in (or could result in) the reduction of any Tax attributes of the Company.

(g) Within the past two years, the Company has neither been a “distributing corporation” nor a “controlled corporation” in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five year period preceding the date of this Agreement.

(h) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), including any transaction that is substantially similar to one of the types of transactions that the IRS has identified by notice, Treasury Regulation or other form of published guidance as a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(j) For all purposes of this Section 2.17, all references to “the Company” in this Section 2.17 shall be deemed to be references to the Company and all of its Subsidiaries.

2.18 Employment Matters.

(a) Part 2.18(a) of the Disclosure Schedule designates each such Company Associate whose services are performed exclusively or primarily in the United States (a “U.S. Employee”) and each such Company Associate whose services are performed exclusively or primarily in a country other than the United States (a “Non-U.S. Employee”), and also designates the country in which each Non-U.S. Employee exclusively or primarily performs such services. The employment of each of the U.S. Employees is terminable by the Acquired Corporations at will, and the employment of each of the Non-U.S. Employees is terminable either at will or at the expiration of a standard notice period contained in a written Contract that has been disclosed in writing to the Parent in Part 2.18(a) of the Disclosure Schedule, or under such other circumstances as required by the Legal Requirements of the applicable jurisdiction.

(b) As of the date of this Agreement, no executive officer has provided notice of termination of employment or, to the Knowledge of the Company, expressed his or her intention to terminate employment with any Acquired Corporation.

(c) To the Knowledge of the Company, no Person has claimed that any employee of any Acquired Corporation or any Affiliate of any Acquired Corporation: (i) is in material violation of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has unlawfully disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has unlawfully interfered in the employment relationship between such Person and any of its present or former employees, in each case except as would not have a Material Adverse Effect. To the Knowledge of the Company, no employee of any Acquired Corporation or other Person or any of their Affiliates has used any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any Company Product.

(d) No Acquired Corporation has had any plant closings, mass layoffs or other terminations of employees that would create any obligations upon or Liabilities for any Acquired Corporation, Parent or any of Parent’s Affiliates under the Worker Adjustment and Retraining Notification Act or similar laws. No Acquired Corporation has any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to the Effective Time, any Non-U.S. Employee, Governmental Body or any other Person with respect to the impact of the Contemplated Transactions on the employment of the Company Associates or the compensation or benefits provided to the Company Associates. No Acquired Corporation is a party to any Contract or arrangement or is subject to any requirement that restricts any Acquired Corporation from relocating, consolidating, merging or closing, in any material respect, any material portion of the business of any Acquired Corporation, subject to applicable Legal Requirements.

2.19 Company Employee Plans.

(a) Part 2.19(a) of the Disclosure Schedule sets forth an accurate and complete list of each Company Employee Plan. For purposes of this Agreement, “Company Employee Plan” means each: (i) “employee benefit plan” subject to ERISA; and (ii) other material employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to by any Acquired Corporation or any ERISA Affiliate for the benefit of or relating to any current or former employee or director of any Acquired Corporation (other than workers’ compensation, unemployment compensation and other government programs), or with respect to which any Acquired

Corporation has any current Liability. With respect to each Company Employee Plan, other than a Company Employee Plan that is maintained in any non-U.S. jurisdiction primarily for the benefit of persons substantially all of whom are Non-U.S. Employees (the “International Employee Plans”), the Company has made available accurate and complete copies of each of the following (in each case, to the extent applicable): (A) the most recent annual report on Form 5500 required to have been filed with the IRS, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents and summary plan description (if any), and a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any material funding arrangements; and (E) any material notices to or from the IRS or any office or representative of the DOL or any similar Governmental Body relating to any material compliance issues in respect of any such Company Employee Plan. With respect to each International Employee Plan, the Company has made available accurate and complete copies of each of the following (in each case, to the extent applicable): (1) the most recent annual report or similar compliance documents required to be filed with any Governmental Body with respect to such plan; (2) the current plan documents or a written description of the terms of any International Employee Plan that is not in writing; and (3) the most recent document (if any) comparable to the determination letter reference under clause (B) above issued by a Governmental Body relating to the satisfaction of Legal Requirements necessary to obtain the most favorable Tax treatment.

(b) Neither any Acquired Corporation nor any ERISA Affiliate or, to the Knowledge of the Company, any Company Associate, former employee or Representative of any Acquired Corporation or any ERISA Affiliate, has made any binding oral or written representation or commitment with respect to any aspect of any Company Employee Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Employee Plan and which would materially increase the costs of such plan.

(c) Neither any Acquired Corporation nor any ERISA Affiliate has in the past six years sponsored or maintained: (i) a “defined benefit plan” (as defined in Section 414 of the Code) subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA); or (iv) any other employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. Neither any Acquired Corporation nor any ERISA Affiliate has any unsatisfied Liability under Title IV of ERISA.

(d) Each Company Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with all applicable Legal Requirements and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Body.

(e) Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in all material respects in compliance with Section 409A of the Code.

(f) As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Company Employee Plan (in each case, in their capacity as such), other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(g) Neither any Acquired Corporation nor, to the Knowledge of the Company, any of their respective Representatives has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code, in each case applicable to any Acquired Corporation or any Company Employee Plan or for which any Acquired Corporation has any indemnification obligation.

(h) No Company Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than: (i) pursuant to Section 4980B of the Code or any similar Legal Requirement; (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code; (iii) disability benefits that have been fully provided for by insurance under a Company Employee Plan that constitutes an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA; or (iv) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Part 2.19(a) of the Disclosure Schedule.

(i) Each Company Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan.

(j) Except as would not be material, with respect to each International Employee Plan that is a defined benefit pension plan or that provides benefits pursuant to a formula, and that requires benefits to be funded (before benefit obligations are actually due to participants) based on actuarial principles, either: (i) the fair market value of the assets held for the purpose of such International Employee Plan equals or exceeds the projected benefit obligations under such plan; or (ii) any funding shortfall is recognized as a book reserve (or has otherwise been properly reflected on the Company’s consolidated financial statements), based on reasonable GAAP or generally accepted country-specific actuarial assumptions and methodologies.

(k) Except as otherwise contemplated by this Agreement, and except (in each case) for any payment, benefit, increase or acceleration of less than $100,000, neither the execution or delivery of this Agreement nor the consummation of the Contemplated Transactions (alone or in combination with any other event that would not, in and of itself, trigger such consequence(s)) will: (i) result in any payment or benefit becoming due or payable, or required to be provided by any Acquired Corporation, to any Company Associate or former employee of any Acquired Corporation; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided by any Acquired Corporation to any such Company Associate or former employee of the Company; or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any Acquired Corporation as a result of the imposition of the excise Taxes required by section 4999 of the Code or any Taxes required by section 409A of the Code.

(l) All contributions, premiums and other payments required to be made with respect to any Company Employee Plan have been timely made, accrued or reserved for in all material respects.

(m) Except as required by applicable Legal Requirements or the terms of any Company Employee Plans as in effect on the date hereof, no Acquired Corporation has any binding plan or commitment to amend or establish any new Company Employee Plan or to increase any benefits under any Company Employee Plan.

(n) No material deduction for federal income Tax purposes is expected by the Company to be disallowed for remuneration paid by any Acquired Corporation by reason of Section 162(m) of the Code with respect to 2011 or any of the four preceding taxable years.

(o) No Company Employee Plan subject to ERISA is funded with or allows for payments, investments or distributions in any employer security of the Company, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(p) No asset of any Acquired Corporation is subject to any Encumbrance under ERISA or the Code.

(q) Except as would not be material: (i) no independent contractor is eligible to participate in any Company Employee Plan subject to ERISA; and (ii) no Acquired Corporation has ever had any temporary or leased employees that were not treated and accounted for as employees of such Acquired Corporation.

2.20 Labor Matters.

(a) (i) No Acquired Corporation is a party to any collective bargaining agreement, labor union contract, trade union or works council agreement (each, a “Collective Bargaining Agreement”); (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union, works council or other representative body to organize any employees of any Acquired Corporation; (iii) no Collective Bargaining Agreement is being negotiated by any Acquired Corporation; and (iv) since and including May 2, 2010, there has not been any strike, lockout, slowdown, work stoppage, grievance or other labor dispute against any Acquired Corporation nor is any strike, lockout, slowdown, or work stoppage, grievance or other labor dispute pending or, to the Knowledge of the Company, threatened that would materially interfere with the respective business activities of any Acquired Corporation.

(b) To the Knowledge of the Company, each Acquired Corporation has complied with applicable Legal Requirements with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, worker classification and collective bargaining), except for such noncompliance as is not and would not, individually or in the aggregate, be material.

(c) To the Knowledge of the Company, each Acquired Corporation has withheld all amounts required by applicable Legal Requirements to be withheld from the wages, salaries, and other payments to Company Associates or former employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. No Acquired Corporation is liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits for Non-U.S. Employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

2.21 Governmental Authorizations. Each Acquired Corporation is and, since and including May 2, 2006, has been, in compliance in all material respects with the terms of each Governmental Authorization held by such Acquired Corporation or otherwise affecting, or relating to, any asset owned or used by such Acquired Corporation or required to conduct its business, except for such failures to be in compliance that would not have, individually or in the aggregate, a Material Adverse Effect, and each such Governmental Authorization is valid and in full force and effect. None of the Acquired Corporations has received any written communication from any Governmental Body regarding (a) a material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, any such Governmental Authorization; or (b) any suspension, revocation, withdrawal or cancellation of any such Governmental Authorization, in whole or in part. No Governmental Authorization will be terminated or impaired or become terminable as a result of the Contemplated Transactions except for such Governmental Authorizations the loss of which would not, individually or in the aggregate, have a Material Adverse Effect. Part 2.21 of the Disclosure Schedule describes the terms of each material grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in compliance with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.21 of the Disclosure Schedule in all material respects. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.21 of the Disclosure Schedule.

2.22 Compliance with Legal Requirements.

(a) Each Acquired Corporation is and, since and including May 2, 2006, has been, in compliance in all material respects with all Legal Requirements applicable to such Acquired Corporation, except for such failures to be in compliance that would not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no Acquired Corporation is under investigation with respect to any material violation of any applicable Legal Requirement or has received any notice or other communication from any Governmental Body regarding a possible material violation of or failure to comply with any Legal Requirement.

(b) No Acquired Corporation, and no director or executive officer of any Acquired Corporation, has and, to the Knowledge of the Company, no other officer, agent or employee of any Acquired Corporation, has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute; (iv) conveyed anything of value to a sales representative or any other Person with knowledge or reason to believe that the recipient will use, directly or indirectly, all or part of such thing of value to make an improper payment; or (v) made or agreed to make any other unlawful payment.

2.23 Environmental Matters.

(a) The Acquired Corporations are and have been, since and including May 2, 2009, in material compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Governmental Authorizations required under applicable Environmental Laws for the operation of the business of the Acquired

Corporations as presently conducted. The Company has made available copies of all internal and external environmental audits and studies in its possession or control relating to each Acquired Corporation and all correspondence on substantial environmental matters relating to each Acquired Corporation.

(b) No Acquired Corporation has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in material compliance with applicable Environmental Laws, at any property that any Acquired Corporation has at any time owned, operated, occupied or leased.

(c) No Acquired Corporation has exposed any employee or any third party to Hazardous Substances in material violation of any Environmental Law.

(d) As of the date of this Agreement, no Acquired Corporation is a party to or is the subject of any pending, or to the Knowledge of the Company, threatened Legal Proceeding alleging any material Liability or responsibility under or material noncompliance with any Environmental Law or seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. No Acquired Corporation is subject to any Order or agreement by or with any Governmental Body or third party imposing any material liability or obligation with respect to any of the foregoing.

2.24 Export Compliance. The Acquired Corporations have at all times been in compliance in all material respects with the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598) and other U.S. economic sanctions, Legal Requirements and the Customs Regulations (19 C.F.R. §§ 1-357), relating to: (a) the export or transfer of commodities, Software, technical data and technology, from the United States to any other country; (b) the re-export or transfer of commodities, Software, technical data and technology from any country outside the United States to any other country outside the United States; (c) the release of Software, technology or technical data to any non-U.S. national within or outside the United States; (d) the importation into the United States of any products, merchandise, technology or Software; (e) the provision of services to Persons outside the United States or to non-U.S. Persons within the United States; and (f) the receipt or acquisition of services by Persons located outside the United States, or by non-U.S. nationals within the United States. Without limiting the foregoing: (i) there are no pending or, to the Knowledge of the Company, threatened material claims against any Acquired Corporation with respect to such Acquired Corporation’s import, export or re-export transactions; and (ii) there are no actions, conditions or circumstances pertaining to the Acquired Corporations’ import, export or re-export transactions that would reasonably be expected to give rise to any future material claims against any of the Acquired Corporations (including investigations of or voluntary disclosures by any Acquired Corporation).

2.25 Litigation. There is no Legal Proceeding pending and, to the Knowledge of the Company, no Legal Proceeding has been threatened against any Acquired Corporation or that affects any of the assets of any Acquired Corporation that: (a) if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect; or (b) challenges or may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any other Contemplated Transaction. No Acquired Corporation, and no asset of any Acquired Corporation, is subject to any settlement agreement or Order that would, individually or in the aggregate, have a Material Adverse Effect. To the Company’s Knowledge, no officer or key employee of any Acquired Corporation is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Corporation.

2.26 Insurance. The Company has made available complete copies of, all material policies of insurance and self-insurance relating to any Acquired Corporation or any Acquired Corporation’s employees or directors or assets (including fidelity bonds and other similar instruments). All such insurance policies are in full force and effect, no notice of cancellation has been received, and, to the Knowledge of the Company, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. As of the date hereof, there is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights and, to the Knowledge of the Company, there has been no written notice threatening termination of or material premium increase with respect to, or material alteration of coverage under, any such insurance policies. Part 2.26 of the Disclosure Schedule accurately sets forth the most recent annual premium paid by the Company with respect to the Company’s current directors’ and officers’ liability insurance.

2.27 Related Party Transactions. Except for indemnification, compensation and employment arrangements between an Acquired Corporation, on the one hand, and any director or officer thereof, on the other hand, there are (and since and including May 2, 2011 there have been) no transactions, agreements, arrangements or understandings between any Acquired Corporation, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in any report of the Company on Form 10-K or in any proxy statement pertaining to an annual meeting of stockholders.

2.28 Brokers. Except for Qatalyst Partners LP, whose fees and expenses will be paid by the Company, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of any Acquired Corporation and is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission or reimbursement of expenses in connection with any of the Contemplated Transactions. The Company has made available accurate and complete copies of all Contracts under which any such fees, commissions, expenses or other similar amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Qatalyst Partners LP.

2.29 Opinion of Financial Advisor. The board of directors of the Company has received a written opinion (or an oral opinion to be confirmed in writing) from Qatalyst Partners LP, financial advisor to the Company, dated as of the date of this Agreement, to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares (other than Parent or any Affiliate of Parent, if applicable) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. An accurate and complete copy of such opinion has been (or within 24 hours after delivery to the Company will be) delivered to Parent. The Company has received the consent of Qatalyst Partners LP to include such opinion in the Proxy Statement.

2.30 State Anti-Takeover Statutes. Subject to the accuracy of the representations set forth in Section 3.7, the board of directors of the Company has taken all necessary action so that any restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Legal Requirements are not applicable to Parent or Merger Sub, are not applicable to this Agreement or any Support Agreement and are not applicable to any of the Contemplated Transactions. No other corporate takeover statute or similar Legal Requirement (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) applies to or would reasonably be expected to apply to the Merger or any of the other Contemplated Transactions or to any of the Support Agreements or the performance thereof.

2.31 Proxy Statement. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Legal Requirements. The Proxy Statement will not contain or incorporate by reference any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.32 Receivables. All existing accounts receivable of the Acquired Corporations (including those accounts receivable that have arisen since and including May 2, 2011 and have not yet been collected) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

2.33 Customers. Neither the Company nor any other Acquired Corporation has any outstanding material dispute concerning its services or products with any customer who, in the 12-month period ended July 31, 2011 was one of the 25 largest sources of revenue for the Company, based on amounts paid or payable during such period (each, a “Significant Customer”). Each Significant Customer is listed in Part 2.33 of the Disclosure Schedule. As of the date of this Agreement, neither the Company nor any other Acquired Corporation has received any written notice from any Significant Customer that such customer intends to cease being a customer of any Acquired Corporation (or Parent) after the Closing or that any such customer intends to terminate or materially modify any existing Contract with any Acquired Corporation (or Parent) in a manner adverse to the Company or materially reduce the amount paid to any Acquired Corporation pursuant to such Contract.

2.34 Suppliers. Neither the Company nor any other Acquired Corporation has any outstanding material dispute concerning goods or services provided by any supplier who, in the 12-month period ended July 31, 2011 was one of the 10 largest suppliers of goods or services to the Company, based on amounts paid or payable during such period (each, a “Significant Supplier”). Each Significant Supplier is listed in Part 2.34 of the Disclosure Schedule. As of the date of this Agreement, neither the Company nor any other Acquired Corporation has received any written notice of termination or interruption of any existing Contract with any Significant Supplier.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Valid Existence. Each of Parent and Merger Sub is a corporation validly existing and in good standing under the laws of the State of Delaware.

3.2 Corporate Power; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to adoption of this Agreement by Parent as sole stockholder of

Merger Sub (which shall occur promptly following the execution of this Agreement), to consummate the Contemplated Transactions. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub subject to adoption of this Agreement by Parent as sole stockholder of Merger Sub (which shall occur promptly following the execution of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally.

3.3 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Merger Sub of the Merger do not and will not violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub.

3.4 Governmental Authorizations. No Governmental Authorization is required to be obtained before the Effective Time on the part of Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Merger, except: (a) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; and (b) any Governmental Authorization required under or in connection with compliance with the HSR Act and any applicable foreign antitrust, competition or merger control laws or other Legal Requirements.

3.5 Disclosure. The information supplied in writing by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement by Parent or Merger Sub in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

3.6 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Since its date of formation, Merger Sub has not carried on any business or conducted any other operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

3.7 Stock Ownership. As of the date of this Agreement, neither Parent nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) 5% or more of the outstanding shares of Company Common Stock. Neither Parent, Merger Sub, nor any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) is an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

3.8 Litigation. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any Legal Proceeding that would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

3.9 Financing. As of the Effective Time, Parent will have sufficient cash, available lines of credit or other sources of funds to enable it to pay all amounts required to be paid as Merger Consideration in the Merger and to pay all other amounts required to be paid by Parent in connection with the Merger.

Section 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation

(a) During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; and (c) instruct the independent public accountants for the Acquired Corporations to provide reasonable access to their work papers with respect to the Acquired Corporations. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and all other applicable Legal Requirements following the Closing. Without limiting the generality of any of the foregoing, but subject to applicable U.S. and foreign antitrust and competition laws, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows and any other reports or information as may be reasonably requested by Parent;

(ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iii) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions; and

(iv) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

(b) Notwithstanding Section 4.1(a), the Company shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege, result in access to competitively sensitive information of the Acquired

Corporations or contravene any Legal Requirement or Contract entered into prior to the date of this Agreement; provided, however, that the Company shall: (i) provide notice to Parent that it is denying access or withholding disclosure of certain specified information in reliance on this Section 4.1(b), identifying the nature of such information and the reason for such action; and (ii) use its commercially reasonable efforts to implement requisite procedures and obtain contractual waivers and consents to enable the provision of such access and disclosure without such contraventions, including the use of the procedures contemplated by the Other Confidentiality Agreements.

(c) Each of Parent, Merger Sub and the Company shall, and shall cause their respective Representatives to, hold all documents and information furnished to it in connection with the Contemplated Transactions pursuant to the terms of the Confidentiality Agreement and the Other Confidentiality Agreements.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except: (i) as contemplated by this Agreement; (ii) as consented to in writing by Parent; or (iii) as described in Part 4.2(a) of the Disclosure Schedule, the Company shall (A) ensure that each of the Acquired Corporations conducts its business and operations (1) in all material respects in the ordinary course and consistent with past practice and (2) in compliance with all applicable Legal Requirements and with the requirements of all Company Contracts that constitute Material Contracts, (B) use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact in all material respects its current business organization, keeps available the services of its current officers and other key employees and maintains in all material respects its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having material business relationships with the respective Acquired Corporations, (C) use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 2.26 (other than any such policies that are immediately replaced with substantially similar policies), (D) cause to be provided all notices, assurances and support required by any Company Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Company Contract occurs that could result in, or could increase the likelihood of, (x) any transfer or disclosure by any Acquired Corporation of any source code for any Company Product Software or (y) a release from any escrow of any source code for any Company Product Software that has been deposited or is required to be deposited in escrow under the terms of such Company Contract, and (E) promptly notify Parent in writing of (I) any written notice or other material communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions and (II) any Legal Proceeding, to the Knowledge of the Company, commenced, threatened against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the Merger or any of the other Contemplated Transactions.

(b) Without limiting the generality of the foregoing, except as provided or permitted herein or set forth in Part 4.2(a) or Part 4.2(b) of the Disclosure Schedule, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not (without the prior written consent of Parent) permit any of the other Acquired Corporations to:

(i) amend its certificate of incorporation or bylaws or comparable organizational documents or create any new Subsidiaries;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any security of any Acquired Corporation, except for the issuance and sale of shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the date of this Agreement in accordance with the terms thereof;

(iii) directly or indirectly acquire, repurchase or redeem any security of any Acquired Corporation, except in connection with exercise price settlements upon the exercise or vesting of Company Equity Awards and Tax withholdings in connection with any Company Equity Award;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock; or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Corporation, except for the Contemplated Transactions;

(vi) (A) incur, create, or assume any long-term or short-term debt for borrowed monies or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of any Acquired Corporation or enter into any agreement having the economic effect of any of the foregoing, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries of the Company, and (3) the issuance of credit to new customers for the purchase of products or services of the Acquired Corporations in the ordinary course of business and consistent with past practices; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company; (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for expense advances in the ordinary course of business consistent with past practice to Company Associates; or (D) mortgage or pledge any asset owned or used by any Acquired Corporation, or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances);

(vii) except as may be required by applicable Legal Requirements or the terms of any Company Employee Plan as in effect on the date of this Agreement or pursuant to Section 5.4(a): (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance, change in control, pension, retirement, collective bargaining or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or key employee in any manner; (B) increase the compensation payable or to become payable to any director, officer or key employee, or pay or agree to pay any special bonus or special remuneration to any director, officer or key employee, except in the ordinary course of business consistent with past practice with respect to any key employee who is not a director or executive officer, except in any such case (1) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business consistent with past practice, and (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business consistent with past practice; (C) hire any employee with an annual base salary in excess of $50,000 or at the level of Vice President or above; (D) grant or pay any severance or termination pay to (or materially amend any such existing arrangement with) any current or former director, officer, employee or independent contractor of any Acquired Corporation; (E) increase benefits payable under any existing severance or termination pay policies or employment agreements for directors or officers; (F) amend, modify or terminate any existing Company Employee Plan in any manner that would increase the Liability of any Acquired Corporation; or (G) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Employee Plan to the extent not contemplated by the terms of this Agreement or such Company Employee Plan as in effect on the date of this Agreement;

(viii) commence any Legal Proceeding (other than against Parent or Merger Sub) or settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding: (A) in the ordinary course of business consistent with past practice; (B) solely for money damages not in excess of $500,000 in the aggregate; and (C) as would not be reasonably likely to have any adverse impact on any other Legal Proceeding;

(ix) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, make any material change in any of the accounting methods, principles or practices used by it or change an annual accounting period;

(x) except as may be required as a result of a change in applicable Legal Requirements, (A) make or change any material Tax election; (B) settle or compromise any material federal, state, local or foreign income Tax liability; (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes; (D) change any annual Tax accounting period or method of Tax accounting; (E) file any materially amended Tax Return; (F) prepare any Tax Return in a manner materially inconsistent with past practices; (G) enter into any closing agreement with respect to any Tax; (H) surrender any right to claim a material Tax refund; or (I) request any material ruling with respect to Taxes;

(xi) (A) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any other Entity or any material equity interest therein; (B) sell or otherwise dispose of, or lease or license, any properties or assets of any Acquired Corporation (other than the nonexclusive licenses granted in the ordinary course of business and consistent with past practices, it being understood that patent licenses are not granted in the ordinary course of business) to any other Person having a current value in excess of $500,000 in the aggregate, other than dispositions of obsolete or worthless assets or properties; or (C) waive or relinquish any material right;

(xii) make any capital expenditures in excess of the amount set forth in the capital expenditures budget set forth in Part 4.2(b)(xii) of the Disclosure Schedule;

(xiii) other than in the ordinary course of business, enter into (or permit any assets owned, leased or licensed by any Acquired Corporation to become bound by), or amend in any material respect, or terminate prior to the expiration of the existing term, any Material Contract, or any other Contract that would have been a Material Contract had it not been amended or early terminated;

(xiv) enter into any material transaction with any of its Affiliates (other than an Acquired Corporation) other than pursuant to written arrangements in effect on the date of this Agreement and excluding any employment, compensation or similar arrangements otherwise expressly permitted pursuant to this Section 4.2(b);

(xv) abandon or permit to lapse any right to any material patent or patent application; or

(xvi) agree or commit to take any of the actions described in clauses “(i)” through “(xv)” of this Section 4.2(b).

Parent acknowledges and agrees that: (A) this Section 4.2(b) shall not give Parent the right, directly or indirectly, to control or direct the operations of the Company prior to Closing to the extent prohibited by applicable Legal Requirements under antitrust, competition or merger control law, and (B) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over the Company’s operations.

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely or that has had or would reasonably be expected to have or result in a Material Adverse Effect; provided, that, for purposes of this Section 4.2(c), the Company shall only have the obligation to notify Parent in writing of such event, condition, fact or circumstance once it has Knowledge thereof. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) or any information or knowledge obtained pursuant to Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or any of the remedies available to Parent under this Agreement.

(d) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent or Merger Sub in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent or Merger Sub; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely; provided, that, for purposes of this Section 4.2(d), Parent shall only have the obligation to notify the Company in writing of such event, condition, fact or circumstance once it has Knowledge thereof. No notification given to the Company pursuant to this Section 4.2(d) or any information or knowledge obtained pursuant to Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement or any of the remedies available to the Company under this Agreement.

4.3 No Solicitation.

(a) The Company shall not (and shall not resolve or publicly propose to) directly or indirectly, and the Company shall ensure that the other Acquired Corporations and each Person who is an officer or director of any of the Acquired Corporations do not (and do not resolve or publicly propose to) (and the Company shall use its reasonable best efforts to ensure that each other Representative of any Acquired Corporation does not, and does not resolve publicly or propose to) directly or indirectly: (i) solicit, initiate, knowingly encourage, knowingly assist, or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; or (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry.

(b) Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company may furnish non-public information regarding the Acquired Corporations to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (i) none of the Acquired Corporations shall have breached (and no Representative shall have taken action that would have been a breach had such action been taken by the Company) any of the provisions set forth in this Section 4.3 or Section 5.2 in a manner that resulted in the submission of such Acquisition Proposal; (ii) the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be likely to result in a Superior Offer; (iii) the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of the Company’s outside legal counsel, that the failure to take such action would result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) at least 24 hours prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Acquired Corporations and other provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement (except that such confidentiality agreement need not contain the “standstill” provision set forth in paragraph 9 of the Confidentiality Agreement); and (v) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished or made available by the Company to Parent).

(c) If the Company, any other Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry): (i) advise Parent in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof); and (ii) provide Parent with copies of all documents and written communications, and, with respect to material oral communications, a written summary of such communications, received by any Acquired Corporation or any Representative of any Acquired Corporation setting forth the terms and conditions of, or otherwise relating to, such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed with respect to the status and material terms and conditions of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt) provide Parent with copies of any material correspondence and material written communications, and, with respect to material oral correspondence or communications, a written summary of such correspondence or communications, between: (A) on the one hand, any Acquired Corporation or any Representative of any Acquired Corporation; and (B) on the other hand, the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry or any Representative of such Person.

(d) The Company shall, and shall ensure that the other Acquired Corporations and each Person that is a Representative of any of the Acquired Corporations, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company: (i) agrees that it will not, and shall ensure that each other Acquired Corporation will not release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which any of the Acquired Corporations is or becomes a party or under which any of the Acquired Corporations has or acquires any rights; and (ii) will use its best efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent.

(f) Promptly, but in any event no later than 24 hours after the date of this Agreement, the Company shall request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Corporation to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Corporations.

(g) The Company acknowledges and agrees that any action inconsistent with any provision set forth in this Section 4.3 or Section 5.2 that is taken by any Representative of any of the Acquired Corporations that, if taken by the Company would have been a breach of this Section 4.3 or Section 5.2, shall be deemed to constitute a breach of such provision by the Company.

4.4 Source Code Audit.

(a) During the Pre-Closing Period, the Company shall permit Parent to have Black Duck, Palamida or another third party mutually agreed by the Company and Parent, as selected by Parent (the “Auditor”), conduct a scan, audit and analysis of the source code for the Company Product Software (to be designated by Parent) (the “Designated Software”), at Parent’s expense, for the purpose of identifying Open Source Materials and Proprietary Third-Party Code (as defined below) included in the source code for such Designated Software (the “Source Code Audit”). “Proprietary Third-Party Code” means any proprietary third-party source code other than that of Parent or any of its controlled Affiliates.

(b) The Company shall execute any estimator software provided by the Auditor and provide the results thereof, and any other information requested by the Auditor as part of its customary practices (but excluding, for avoidance of doubt, any Company Product Software source code), to the Auditor in order for the Auditor to provide an estimate of the charges and schedule for the Source Code Audit to Parent, and (after the Auditor has been selected and retained by Parent) shall make the source code for the Designated Software available to the Auditor in order for the Auditor to perform the Source Code Audit, under a Nondisclosure Agreement between the Company and the Auditor that is reasonably acceptable in form and substance to the Company, Parent and the Auditor (the “Auditor NDA”). If requested to do so by Parent, the Company shall execute an Auditor NDA with, and provide the results and information described above for a cost and schedule estimate to, two potential Auditors so that Parent may obtain two estimates before selecting the Auditor.

(c) The “Audit Period Start Date” means the last date upon which the Company has: (i) executed any estimator software provided by the Auditor; (ii) uploaded (or otherwise provided to the Auditor, in the manner instructed by the Auditor) all associated source code for the Designated Software for scanning and analysis by the Auditor; and (iii) executed the Auditor NDA.

(d) The “Source Code Audit Period” means the period commencing on the Audit Period Start Date and ending 30 days thereafter, unless the Auditor estimates that it will take more than 30 days after the Audit Period Start Date to deliver all of the Reports (as defined below) to Company at its standard or discounted rates (i.e., without charging higher rates or additional fees in order to complete the project on an expedited basis), in which case the Source Code Audit Period shall end the number of days after the Audit Period Start Date equal to the period of time estimated by the Auditor, but in no event more than 45 days after the Audit Period Start Date.

(e) Parent shall instruct the Auditor to complete the Source Code Audit as expeditiously as possible, and in any event within the Source Code Audit Period.

(f) If, before the end of the Source Code Audit Period, the Auditor notifies Parent or Company that the Auditor cannot deliver all of the Reports to Company within the Source Code Audit Period (or would need to charge additional fees in order to deliver all of the Reports to Company within the Source Code Audit Period), then the Source Code Audit Period will be extended by up to 15 days in order to allow the Auditor to deliver all of the Reports to Company. The Source Code Audit Period may be extended only once pursuant to this Section 4.4(f), but in no event will the Source Code Audit Period exceed 45 days.

(g) The Auditor NDA shall provide that:

(i) None of the Company Product Software source code will be provided to Parent;

(ii) The Source Code Audit will not include any identification or analysis of any source code of Parent or any of its controlled Affiliates (“Parent Code”);

(iii) The Auditor will be allowed and required to provide the results of its scan, and its analysis of those results (collectively, the “Reports”), to Parent, but only after the Company has first been provided with an opportunity to review such Reports and has confirmed to the Auditor in writing that such Reports include no source code of any Company Product Software and no identification, results or analysis with respect to any Parent Code, which confirmation the Company will perform promptly and reasonably;

(iv) Upon the completion of the Source Code Audit (including the delivery of all Reports to Parent), all of the Company Product Software source code provided to the Auditor will be returned to the Company; and

(v) If the Auditor has not delivered all of the Reports to Company by the end of the Source Code Audit Period (as it may extended pursuant to Section 4.4(f)), the Source Code Audit shall end, all of the Company Product Software source code provided to the Auditor will be returned to the Company, any Reports previously delivered to the Company will be provided to Parent (after review and confirmation by the Company as set forth above), and no further information or Reports will be provided by the Auditor with respect to the Source Code Audit to any party.

(h) The Company shall reasonably and promptly cooperate with Parent in identifying the applicable licenses for any Open Source Materials and Proprietary Third-Party Code found in the Company Product Software as a result of the Source Code Audit, and in otherwise responding to questions regarding the Source Code Audit or the Reports.

(i) If the results of the Source Code Audit indicate that any of the representations and warranties made by the Company in Section 2.16 is inaccurate in any material respect, then (without limiting any other rights or remedies Parent may have as a result of such inaccuracy) upon the written request of Parent to eliminate any such specified inaccuracy, and solely to the extent that any such request is made within 40 days after Parent’s receipt of the Reports from the Auditor, the Company shall use commercially reasonable efforts to eliminate such inaccuracy prior to Closing (which may include removing, replacing, or modifying the Open Source Materials or Proprietary Third-Party Code in question or obtaining sufficient license rights).

(j) The parties acknowledge and agree that the period of time upon which the initial Source Code Audit Period is based and the 40 day request deadline in Section 4.4(i) each are based on an assumption that the Designated Software will contain no more than 15 million lines of code, and that the 40 day request deadline in Section 4.4(i) is also based on the assumption that the Company will reasonably and promptly cooperate with Parent in identifying the applicable licenses for any Open Source Materials and Proprietary Third-Party Code found in the Company Product Software as a result of the Source Code Audit and in otherwise responding to questions regarding the Source Code Audit or the Reports. If the Designated Software contains more than 15 million lines of code, Parent and Company will negotiate in good faith reasonable extensions of such time periods commensurate with the larger code base. If the Company does not reasonably and promptly cooperate with Parent as described above, then the 40 day request deadline will be extended, on a day-by-day basis, for each day of delay caused by Company’s failure to provide such cooperation.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Proxy Statement. As promptly as practicable (but no later than 15 business days after the date of this Agreement, unless otherwise mutually agreed by the parties), the Company shall prepare and cause to be filed with the SEC a preliminary Proxy Statement. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendments or supplements thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendments or supplements thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. Parent and the Company shall reasonably cooperate with each other in connection with the preparation of the Proxy Statement. The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Legal Requirements, and shall ensure that the Proxy Statement includes the opinion of the financial advisor referred to in Section 2.29. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond promptly to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of: (i) receiving notification that the SEC or its staff is not reviewing the Proxy Statement; or (ii) the conclusion of any SEC or staff review of the Proxy Statement. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company. Parent shall furnish the Company with the information concerning it and its Affiliates as may be required to be disclosed in the Proxy Statement under the Exchange Act, and any amendment or supplement thereto.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Requisite Stockholder Approval. The Company Stockholders’ Meeting shall be held as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders (which, if reasonably practicable, shall be held within 40 days following the commencement of the mailing of the Proxy Statement to the Company’s stockholders) (such date, the “Meeting Date”). The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.2(d), the Proxy Statement shall include a statement to the effect that the board of directors of the Company: (i) has determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) has approved this Agreement; and (iii) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting. (The determination that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the recommendation of the board of directors of the Company that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation”).

(c) Neither the board of directors of the Company nor any committee thereof shall: (i) except as provided in Section 5.2(d), withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation; (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Corporation to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause (iv)(B) of Section 4.3(b); (iv) fail to announce publicly within 10 business days after a tender offer or exchange offer relating to the capital stock of the Company shall have been commenced, that the board of directors of the Company recommends rejection of such tender offer or exchange offer and reaffirming the Company Board Recommendation; (v) fail to issue, within 10 business days after an Acquisition Proposal is publicly announced, a press release reaffirming the Company Board Recommendation; or (vi) resolve, agree or publicly propose to, or permit any Acquired Corporation or any Representative of any Acquired Corporation to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c).

(d) Notwithstanding anything to the contrary contained in clause (i) of Section 5.2(c), at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval, the board of directors of the Company may withdraw or modify the Company Board Recommendation:

(i) if: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a breach of any of the provisions of Section 4.3 or Section 5.2; (C) the Company provides Parent written notice of any meeting of the board of directors of the Company at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer (with such written notice provided to Parent contemporaneously with the notice provided to the board of directors of the Company, and with such written notice to Parent (1) specifying the date and time of such meeting, (2) specifying the reasons for holding such meeting, (3) including a copy of any draft Contract relating to such Acquisition Proposal, and (4) disclosing the identity of the Person making such Acquisition Proposal); (D) the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and of the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (E) the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Company Board Recommendation would result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (F) no less than four business days prior to withdrawing or modifying the Company Board Recommendation, the board of directors of the Company delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a breach of any of the provisions of Section 4.3 or Section 5.2, (2) stating that the board of directors of the Company intends to withdraw or modify the Company Board Recommendation as a result of such Superior Offer and describing any intended modification of the Company Board Recommendation, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer, and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer and all other material documents and material written communications (and written summaries of all material oral communications) relating to such Superior Offer (between: (i) on the one hand, any Acquired Corporation or any Representative of any Acquired Corporation; and (ii) on the other hand, the Person that made or submitted such Acquisition Proposal or Acquisition Inquiry or any Representative of such Person) not previously provided to Parent; (G) throughout the period between the delivery of such Recommendation Change Notice and any withdrawal or modification of the Company Board Recommendation, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that such Acquisition Proposal would no longer constitute a Superior Offer; and (H) at the time of withdrawing or modifying the Company Board Recommendation, the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of an independent financial advisor of nationally recognized reputation and of the Company’s outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to withdraw or modify the Company Board Recommendation would result in a breach of the fiduciary obligations of the board of directors of the Company to the Company’s stockholders under applicable Delaware law in light of such Superior Offer (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (G) above or otherwise); or

(ii) if: (A) there shall arise after the date of this Agreement any change in circumstances affecting the Acquired Corporations that does not relate to any Acquisition Proposal and that leads the board of directors of the Company to consider withdrawing or modifying the Company Board Recommendation (any such change in circumstances unrelated to an Acquisition Proposal being referred to as a “Change in Circumstances”); (B) the Company provides Parent written notice of any meeting of the board of directors of the Company at which such board of directors will consider and determine whether such Change in Circumstances require the board of directors of the Company to withdraw or modify the Company Board Recommendation, with such written notice provided to Parent contemporaneously with the notice provided to the board of directors of the Company, and with such notice to Parent specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (C) the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would result in a breach of its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (D) no less than four business days prior to withdrawing or modifying the Company Board Recommendation, the board of directors of the Company delivers to Parent a written notice (1) stating that a Change in Circumstances has arisen, (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation, and (3) containing a reasonably detailed description of such Change in Circumstances; (E) throughout the period between the delivery of such notice and any withdrawal or modification of the Company Board Recommendation, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that no withdrawal or modification of the Company Board Recommendation would be legally required as a result of such Change in Circumstances; and (F) at the time of withdrawing or modifying the Company Board Recommendation, the board of directors of the Company determines in good faith, after consulting with, receiving advice from and considering the advice of the Company’s outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would result in a breach of the fiduciary obligations of the board of directors of the Company to the Company’s stockholders under applicable Delaware law (after taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (E) above or otherwise).

For purposes of clause (i) of this Section 5.2(d), any change in the form or amount of the consideration payable in connection with a Superior Offer, and any other material change to any of the terms of a Superior Offer, will be deemed to be a new Superior Offer, requiring a new Recommendation Change Notice and a new advance notice period; provided, however, that the advance notice period applicable to any such change to a Superior Offer pursuant to clause (i)(F) of the first sentence of this Section 5.2(d) shall be three business days rather than four business days. Except as may be required by applicable Legal Requirements, the Company agrees to keep confidential, and not to disclose to the public or to any Person (other than its Representatives who agree to keep such information confidential), any and all information regarding any negotiations that take place pursuant to clause (i)(G) or clause (ii)(E) of this Section 5.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations). The Company shall ensure that any withdrawal or modification of the Company Board Recommendation: (x) does not change or otherwise affect the approval of this Agreement by the board of directors of the Company; and (y) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium,” “control share acquisition,” “business combination” or “fair price” statute) of the State of Delaware or any other state to be applicable to this Agreement, any of the Support Agreements, the Merger or any of the other Contemplated Transactions.

(e) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Change in Circumstances or by any withdrawal or modification of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company agrees that: (i) unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders; and (ii) the Company shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Stockholders’ Meeting, except to the extent required to obtain the Requisite Stockholder Approval; provided, however, that with respect to clause (ii), the Company, after consultation with Parent, may adjourn the Company Stockholders’ Meeting on no more than one occasion to the extent necessary under applicable Legal Requirements to ensure that any supplement or amendment to the Proxy Statement required under applicable Legal Requirements is provided to the Company’s stockholders; provided, further, that in no event shall the Company Stockholders’ Meeting be adjourned pursuant to the foregoing proviso (A) beyond five business days following the Meeting Date, or (B) to a date that would require the establishment of a new record date for the Company Stockholders’ Meeting.

(f) Nothing contained in this Section 5.2 shall prohibit the Company or the board of directors of the Company from taking and disclosing to the holders of Company Common Stock a position with respect to a tender offer or exchange offer contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that, unless the Company shall have complied with the provisions set forth in Section 5.2(d)(i), the board of directors of the Company expressly publicly reaffirms the Company Board Recommendation in such disclosure.

5.3 Company Equity Awards and ESPP.

(a) Prior to the Effective Time, the Company shall cause each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (including all Options that vest contingent on the Merger) (each, an “Outstanding Vested Company Option”) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Outstanding Vested Company Option shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Outstanding Vested Company Option immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to: (i) $7.35; minus (ii) the exercise price per share of Company Common Stock subject to such Company Option (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any such Company Option exceeds $7.35, then the amount payable under this Section 5.3(a) with respect to such Company Option shall be zero). Each holder of an Outstanding Vested Company Option cancelled as provided in this Section 5.3(a) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(a), without interest. Parent shall cause the cash payments described in this Section 5.3(a) to be paid promptly following the Effective Time.

(b) At the Effective Time, each Company Option that is outstanding and unvested immediately prior to the Effective Time (each, an “Outstanding Unvested Company Option”), shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent: (i) assuming such Outstanding Unvested Company Option; or (ii) replacing such Outstanding Unvested Company Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement by which such Outstanding Unvested Company Option is evidenced. All rights with respect to Company Common Stock under Outstanding Unvested Company Options assumed or replaced by Parent shall thereupon be converted into options with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Outstanding Unvested Company Option assumed or replaced by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Outstanding Unvested Company Option assumed or replaced by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Outstanding Unvested Company Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Outstanding Unvested Company Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Outstanding Unvested Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Outstanding Unvested Company Option is evidenced, any restriction on the exercise of any Outstanding Unvested Company Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Outstanding Unvested Company Option shall otherwise remain unchanged as a result of the assumption or replacement of such Outstanding Unvested Company Option; provided, however, that the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Outstanding Unvested Company Option assumed or replaced by Parent. The “Conversion Ratio” shall be equal to the fraction having a numerator equal to $7.35 and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported on the NASDAQ Global Select Market for each of the five consecutive trading days immediately preceding the Closing Date (the “Average Parent Stock Price”); provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted equitably and proportionately to the extent appropriate to preserve the intended consequences of the adjustment.

(c) Prior to the Effective Time, the Company shall cause each Company Stock-Based Award that is a restricted stock unit that is outstanding and vested immediately prior to the Effective Time (including all such Company Stock-Based Awards that vest contingent on the Merger) (each, an “Outstanding Vested RSU”) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Outstanding Vested RSU shall be granted the right to receive, in respect of each share of Company Common Stock subject to such Outstanding Vested RSU immediately prior to such cancellation, an amount (subject to any applicable withholding Tax) in cash equal to $7.35. Each holder of an Outstanding Vested RSU cancelled as provided in this Section 5.3(c) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(c) without interest. Parent shall cause the cash payments described in this Section 5.3(c) to be paid promptly following the Effective Time.

(d) At the Effective Time, each Company Stock-Based Award that is a restricted stock unit that is outstanding and unvested immediately prior to the Effective Time (each, an “Outstanding Unvested RSU”), shall be converted into and become a restricted stock unit to acquire Parent Common Stock, with such conversion effected through Parent: (i) assuming such Outstanding Unvested RSU; or (ii) replacing such Outstanding Unvested RSU by issuing a reasonably equivalent replacement restricted stock unit to acquire Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Company Equity Plan and the terms of the restricted stock unit agreement by which such Outstanding Unvested RSU is evidenced. All rights with respect to Company Common Stock under Outstanding Unvested RSUs assumed or replaced by Parent shall thereupon be converted into restricted stock units with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Outstanding Unvested RSU assumed or replaced by Parent shall be settled solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Outstanding Unvested RSU assumed or replaced by Parent shall be the number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that represented such Outstanding Unvested RSU immediately prior to the Effective Time and the Conversion Ratio; and (C) subject to the terms of the restricted stock unit agreement by which such Outstanding Unvested RSU is evidenced, any restrictions shall continue in full force and effect and the term, vesting schedule and other provisions of such Outstanding Unvested RSU shall otherwise remain unchanged as a result of the assumption or replacement of such Outstanding Unvested RSU; provided, however, that (1) subject to the terms of the applicable Company Equity Plan and applicable Legal Requirements, Parent may modify the vesting schedule of any or all of the Outstanding Unvested RSUs provided such modified vesting schedule is, as to each holder of an Outstanding Unvested RSU, not less favorable than the vesting schedule applicable to such holder’s Outstanding Unvested RSU as of the Closing Date, and (2) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to each Outstanding Unvested RSU.

(e) At the Effective Time, if Parent determines that it desires to do so, Parent may assume any or all of the Company Equity Plans or merge any such Company Equity Plan into any equity incentive plan of Parent. If Parent elects to so assume or merge any Company Equity Plan, then, under such Company Equity Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of such Company Equity Plan as of the Effective Time (including any shares returned to such share reserves as a result of the termination of Outstanding Unvested Company Options that are assumed or replaced by Parent pursuant to Section 5.3(a)), except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) all references in such Company Equity Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Conversion Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the board of directors of the Company or any committee thereof with respect to the administration of such Company Equity Plan.

(f) Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 5.3.

(g) Prior to the Effective Time, the Company shall take all action that may be necessary to: (i) cause any outstanding offering period under the ESPP to be terminated as of the last business day prior to the date on which the Merger becomes effective; (ii) make any pro rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP; (iii) cause the exercise (as of the last business day prior to the date on which the Merger becomes effective) of each outstanding purchase right under the ESPP; and (iv) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time; provided, however, that the actions described in clauses (i) through (iv) of this sentence shall be conditioned upon the consummation of the Merger. On such new exercise date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. The Company shall terminate the ESPP immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger).

(h) Parent shall use its reasonable best efforts to prepare and file with the SEC as soon as reasonably practicable following the Effective Time, a registration statement on Form S-8 with respect to the Parent Common Stock subject to any Company Equity Awards that are assumed or substituted for by Parent pursuant to this Section 5.3.

5.4 Employee Benefits.

(a) If Parent elects not to maintain the Surviving Corporation’s health, vacation or 401(k) plans after the Effective Time, then, subject to any necessary transition period and subject to any applicable Parent plan provisions, contractual requirements or Legal Requirements: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plan for his or her years of continuous service with the Acquired Corporations prior to the Effective Time; and (iii) for purposes of determining a Continuing Employee’s eligibility to participate in each compensation, vacation, severance (or other termination benefits), fringe or other welfare benefit plan, program or arrangement of Parent in which any such Continuing Employee is or becomes eligible to participate, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Acquired Corporations prior to the Effective Time.

(b) Nothing in this Section 5.4 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons to the extent of their rights pursuant to Section 5.5, no Company Associate, former employee or Continuing Employee shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 5.4(b) shall limit the effect of Section 9.8.

(c) Unless otherwise requested by Parent in writing at least 10 business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the board of directors of the Company of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions, the Company shall use its reasonable best efforts to comply with such notification or consultation requirements and shall, to the extent permitted by applicable law, use its reasonable best efforts to consult with Parent to the extent Parent’s cooperation or involvement is necessary. To the extent any material oral or written communications are to be made prior to the Closing Date to any Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, the Company shall, to the extent permitted by applicable law, use its reasonable best efforts to consult with Parent regarding such communications and Parent shall have a reasonable opportunity to review and comment on such communications.

5.5 Indemnification of Officers and Directors

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation: (i) to assume and perform all rights to indemnification existing in favor of, and all rights to advancement of expenses to, the current or former directors and officers of the Company (the “Indemnified Persons”) as provided in the Company’s certificate of incorporation or the Company’s bylaws as in effect on the date of this Agreement, and as provided to such directors and officers in the indemnification agreements that are identified in Part 5.5(a) of the Disclosure Schedule and forms of which have been made available to Parent, as in effect on the date of this Agreement, for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the consummation of the Contemplated Transactions), and such rights shall continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such officers and directors arising out of such acts or omissions, except as otherwise required by applicable Legal Requirements; and (ii) to include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation, for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors.

(b) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (an accurate and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, however, that: (i) Parent or the Surviving Corporation may substitute therefor one or more “tail” policies, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the material terms of the Company’s existing policies as of the date hereof; or (ii) Parent may request that the Company obtain such extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 5.5(b) in excess of 250% of the amount of the aggregate premiums paid by the Company for

2011 for such purpose (which 2011 premiums are hereby represented and warranted by the Company to be as set forth in Part 2.26 of the Disclosure Schedule), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.

(c) In the event that Parent, the Surviving Corporation or any of their successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall, or shall cause the Surviving Corporation to, cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.5(c).

(d) The provisions of this Section 5.5 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives.

5.6 Regulatory Approvals and Related Matters.

(a) Subject to the terms and conditions of this Agreement (including Section 5.6(b), Section 5.6(c), Section 5.6(d) and Section 5.6(e)), prior to the Effective Time, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable under applicable Legal Requirements to consummate the Merger as soon as practicable after the date of this Agreement, including: (i) each party making an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and the other Contemplated Transactions as promptly as practicable after the date of this Agreement (and in any event within 10 business days after the date of this Agreement unless otherwise mutually agreed by the parties), and supplying, as promptly as reasonably practicable, any additional information and documentary material that may be requested by a Governmental Body pursuant to the HSR Act; (ii) each party making all appropriate filings and submissions (and filings and submissions considered by Parent to be advisable) with any Governmental Body pursuant to applicable Legal Requirements (including under any applicable foreign Legal Requirement relating to antitrust, competition or merger control matters), as promptly as practicable; (iii) the parties using reasonable best efforts to obtain, subject to Section 5.6(b), Section 5.6(c), Section 5.6(d) and Section 5.6(e), as promptly as practicable, the termination of any waiting period under the HSR Act and any applicable foreign Legal Requirement relating to antitrust, competition or merger control matters; (iv) the parties cooperating and consulting with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material Consents are required to be obtained prior to the Effective Time from, Governmental Bodies in connection with the Merger and the other Contemplated Transactions and (B) timely making all such filings and timely seeking all such Consents; (v) the parties using reasonable best efforts to obtain all Consents from any third party necessary, proper or advisable (as determined by Parent) to consummate the Contemplated Transactions (provided, that the Company shall not be obligated to pay any consent fees or modify the terms of any Contract in connection with obtaining such Consents except as are contingent on the Closing); and (vi) the parties using reasonable best efforts to execute and deliver any additional instruments necessary to consummate the Merger and the other Contemplated Transactions.

(b) In connection with the efforts referenced in Section 5.6(a), and subject to any applicable Legal Requirement, each of the Company, on the one hand, and Parent and Merger Sub on the other hand, will: (i) cooperate with each other in connection with any investigation or other inquiry, including any proceeding initiated by a third party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission

(“FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Body and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Merger or the other Contemplated Transactions; and (iii) permit the other party, to the extent practicable and at its own expense, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or such other applicable Governmental Body or other Person, and, to the extent permitted by the FTC, the DOJ or such other applicable Governmental Body or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, Parent shall be entitled to have the lead role in devising the strategy of the parties with respect to seeking any actions or Consents of any Governmental Body with respect to the Merger and coordinating other contacts, where permitted, with Governmental Bodies. Neither Parent and Merger Sub nor the Company shall commit to or agree with any Governmental Body to stay, toll or extend any applicable waiting period under the HSR Act or applicable antitrust, competition or merger control Legal Requirements, without the written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) In the event that any Legal Proceeding is initiated (or threatened to be initiated) by a Governmental Body challenging the Merger or any of the other Contemplated Transactions, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cooperate with each other and to contest and resist any such action or proceeding until the entering into by a court of competent jurisdiction of any preliminary or permanent injunction or other Order that preliminarily or permanently prohibits, prevents or restricts the consummation of the Merger or any of the other Contemplated Transactions. Parent shall be entitled to control and to direct the defense of any antitrust or competition law litigation related to the Merger and the other Contemplated Transactions; provided, however, that the Company shall be entitled to participate fully and actively, at the Company’s sole expense, in the conduct thereof. No party shall make any offer, acceptance or counter-offer to any Governmental Body with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling unless such party shall have first consulted with the other party or, if by the Company, as specifically requested by or agreed with Parent.

(d) Notwithstanding anything to the contrary contained in this Section 5.6 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement to: (i) dispose of, transfer or exclusively license or cause any of its Subsidiaries to dispose of, transfer or exclusively license any assets (including any technology, Software or other Intellectual Property or Intellectual Property Right) to any Person, or to commit to cause any of the Acquired Corporations to dispose of, transfer or exclusively license any assets (including any technology, Software or other Intellectual Property or Intellectual Property Right) to any Person; (ii) discontinue or cause any of its Subsidiaries to discontinue, or commit to cause any of the Acquired Corporations to discontinue, offering any product or service; (iii) non-exclusively license or otherwise make available, or cause any of its Subsidiaries to non-exclusively license or otherwise make available, to any Person any technology, Software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to non-exclusively license or otherwise make available to any Person any technology, Software or other Intellectual Property or Intellectual Property Right; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) make or cause any of its Subsidiaries to make any commitment, or to commit to cause any of the Acquired Corporations to make any commitment (to any Governmental Body or otherwise), regarding its future operations or the future operations of any of the Acquired Corporations; provided, however, that Parent shall be required to take the actions set forth in clauses (i) through (v) of this Section 5.6(d) if, but only if: (A) the parties are informed by the management of the Bureau of Competition of the FTC

(“Bureau Management”) that such actions are demanded and required as a condition to providing the Required Regulatory Approval; and (B) such actions, considered collectively, would not result in a Detriment. For purposes of this Section 5.6(d), an action so demanded and required by Bureau Management would be deemed to result in a “Detriment” if such action, considered together with all other actions so demanded and required by Bureau Management: (1) would have resulted in a reduction of the combined annual consolidated revenues of Parent, the Company and their respective Subsidiaries of at least $5,000,000 for the twelve-month period ended October 31, 2011 (any such reduction of at least $5,000,000, a “Specified Revenue Reduction”) if such action had been taken immediately before such twelve-month period; or (2) would otherwise have an adverse impact that is material to the business of Parent or the business of the Acquired Corporations, taken as a whole. It is understood that, if the only actions so demanded and required by Bureau Management are actions of the type set forth in clause (i) or clause (ii) of the first sentence of this Section 5.6(d) (“Demanded Divestiture Actions”), then for purposes of clause (2) of the proviso to the preceding sentence, such Demanded Divestiture Actions will not be deemed to have an adverse impact that is material to the business of Parent or the business of the Acquired Corporations, unless such Demanded Divestiture Actions, considered collectively, would have resulted in a Specified Revenue Reduction had such Demanded Divestiture Actions been taken immediately before such 12-month period; provided, however, that it is also understood that (A) for purposes of determining whether a Detriment would occur, Demanded Divestiture Actions must be considered together with actions of the type set forth in clause (iii), clause (iv) and clause (v) of the first sentence of this Section 5.6(d), and (B) even if the Demanded Divestiture Actions would not themselves have resulted in a Specified Revenue Reduction, such Demanded Divestiture Actions may nonetheless be deemed to result in a Detriment when considered together with any actions of the type set forth in clause (iii), clause (iv) or clause (v) of the first sentence of this Section 5.6(d) that are demanded and required by Bureau Management.

(e) At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations; provided that any such action is conditioned upon the consummation of the Merger.

5.7 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or disclosure with respect to the Merger or any of the Contemplated Transactions and neither shall issue any such press release or make any such public statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Legal Requirements, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other party about, and allow the other party reasonable time to comment in advance on, such press release, public announcement or disclosure. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

5.8 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each officer and director of each of the Acquired Corporations to be effective as of the Effective Time.

5.9 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company

Options in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.10 Stockholder Litigation. The Company shall promptly (and in any event within 24 hours after obtaining knowledge of any such claim or litigation) notify Parent in writing, and shall give Parent the opportunity to participate fully and actively, at Parent’s sole expense, in the defense and settlement, of any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. No compromise or full or partial settlement of, or material concession in, any such claim or litigation shall be agreed to or made by the Company without Parent’s prior written consent.

5.11 Convertible Notes. The Company shall use its commercially reasonable efforts, in consultation with Parent and at Parent’s sole expense, to retire or cause to be converted all of the Company’s outstanding 6% Convertible Senior Notes due 2014 (the “Notes”) concurrently with, or prior to, the Closing.

5.12 Tax Matters. On or prior to the Closing Date, the Company shall terminate (or cause to be terminated): (a) all Tax sharing and Tax allocation agreements (whether oral or written) between any Acquired Corporation and any Person other than any other Acquired Corporation; and (b) all powers of attorney with respect to Tax matters, in each case, other than any such agreement or power of attorney that Parent requests in writing remain in effect after the Closing Date.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations and the representations and warranties of the Company identified in Section 6.1(c), shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded (it being understood, however, that the reference to “Material Adverse Effect” in Section 2.12(a) should not be deemed to be a limitation on the scope of the representations and warranties contained therein and shall not be disregarded); and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Each of the Specified Representations shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any Specified Representation made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of the Specified Representations as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(c) The representations and warranties of the Company set forth in (i) the first, second, third and fourth sentences of Section 2.6(a); (ii) Section 2.6(b) (iii) Section 2.6(c); and (iv) Section 2.6(d), shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty contained in Section 2.6 made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in any such representation and warranty shall be disregarded if all such inaccuracies, considered collectively, would not result in an increase in the amounts payable pursuant to Section 1.5 and Section 5.3 in excess of $5,500,000.

6.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Approval.

6.4 Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Section 6.1, Section 6.2, Section 6.3 and Section 6.5 have been duly satisfied.

6.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

6.6 Regulatory Matters.

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

(b) there shall not be in effect any voluntary agreement between Parent and the Company and any Governmental Body in the United States pursuant to which Parent and the Company have agreed not to consummate the Merger for any period of time.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be pending any motion for a temporary restraining order (or other Order seeking to prohibit consummation of the Merger) brought by a Governmental Body, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal in any jurisdiction in which any Acquired Corporation or Parent is incorporated or conducts material operations.

6.8 No Governmental Litigation. There shall not be pending, and there shall not have been threatened in writing, any Legal Proceeding in which a Governmental Body is or is threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to obtain from Parent or any of the Acquired

Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; and (c) that, if successful, would reasonably be expected to result in an award of material damages or would otherwise adversely affect the right or ability of Parent, the Surviving Corporation or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations in any material respect.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Approval.

7.4 Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Section 7.1 and Section 7.2 have been duly satisfied.

7.5 Regulatory Matters

(a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

(b) there shall not be in effect any voluntary agreement between Parent and the Company and any Governmental Body in the United States pursuant to which Parent and the Company have agreed not to consummate the Merger for any period of time.

7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be pending any motion for a temporary restraining order (or other Order seeking to prohibit the consummation of the Merger) brought by a Governmental Body, and there shall not be any Legal Requirement enacted, that (in any such case), as a result of the consummation of the Merger: (a) could reasonably be expected to result in the imposition of criminal liability on the individual directors and officers of the Company; or (b) would reasonably be expected to result in the imposition of monetary liability on the individual directors and officers of the Company, except for any liability for which Parent agrees to fully and unconditionally reimburse or indemnify such directors and officers.

7.7 No Governmental Litigation. There shall not be pending, and there shall not have been threatened in writing, any Legal Proceeding in which a Governmental Body is or is threatened to become a become a party challenging or seeking to restrain or prohibit the consummation of the Merger, that, as a result of the consummation of the Merger: (a) could reasonably be expected to result in the imposition of criminal liability on the individual directors and officers of the Company; or (b) would reasonably be expected to result in the imposition of monetary liability on the individual directors and officers of the Company, except for any liability for which Parent agrees to fully and unconditionally reimburse or indemnify such directors and officers.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval) as follows:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by Parent or the Company if the Merger shall not have been consummated by 5:00 p.m. Eastern time on the End Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by 5:00 p.m. Eastern time on the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c) by Parent or the Company at any time prior to the Effective Time, if a court of competent jurisdiction or other Governmental Body in the United States shall have issued: (i) a preliminary injunction in any antitrust-based Legal Proceeding preliminarily restraining, enjoining or otherwise prohibiting the Merger; or (ii) a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if a preliminary injunction specified in clause (i) of this Section 8.1(c) or an Order specified in clause (ii) of this Section 8.1(c) is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(d) by Parent or the Company at any time prior to the Effective Time, if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Requisite Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Requisite Stockholder Approval is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(e) by Parent at any time prior to the adoption of this Agreement by the Requisite Stockholder Approval if a Triggering Event shall have occurred;

(f) by the Company at any time prior to obtaining the Requisite Stockholder Approval and within 24 hours after the board of directors of the Company modifies the Company Board Recommendation in response to a Superior Offer, if: (i) the Company has not materially breached any of its covenants or obligations set forth in Section 4.3 and Section 5.2; (ii) the Company’s board of directors, acting in accordance with Section 5.2(d)(i), modifies the Company Board Recommendation in response to a Superior Offer and authorizes the Company, in compliance with the terms of this Agreement, to enter into a definitive acquisition agreement relating to such Superior Offer with the Person that made such Superior Offer (the “Alternative Acquisition Agreement”); (iii) a copy of the Alternative Acquisition Agreement, including all exhibits and schedules thereto and all related documents is delivered to Parent by the Company, with a written notice from the Company to Parent confirming that the Company intends to enter into such Alternative Acquisition Agreement; (iv) a period of at least three business days shall have elapsed since the delivery of the Alternative Acquisition Agreement and related written notice to Parent (the “Notice Period”) (which notice and notice period, for purposes of clarity, may be satisfied by the Recommendation Change Notice but only to the extent such Recommendation Change Notice also includes and delivers all of the information, including the final version of the Alternative Acquisition Agreement, required to be included and delivered to Parent by the Company by clause (iii) of this Section 8.1(f)); (v) throughout the Notice Period, the Company engages, and causes its financial and legal advisors to engage, in good faith negotiations with Parent to amend this Agreement in such a manner that such Acquisition Proposal would no longer constitute a Superior Offer; (vi) prior to or concurrently with such termination of this Agreement, the Company pays to Parent or its designee the Termination Fee; and (vii) concurrently with the termination of this Agreement, the Company enters into such Alternative Acquisition Agreement with respect to such Superior Offer;

(g) by Parent at any time prior to the Effective Time if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the conditions set forth in Section 6.1 would not be satisfied as of that subsequent date (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date (A) all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded (other than the reference to “Material Adverse Effect” in Section 2.12(a), which shall not be disregarded) and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or (iii) a Material Adverse Effect shall have occurred following the date of this Agreement; provided, however, that, for purposes of clause (i) and clause (ii) of this Section 8.1(g) above, if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 45 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach; or

(h) by the Company at any time prior to the Effective Time if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications limiting the scope of such representations or warranties shall be disregarded); or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 45 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of the termination of this Agreement to the other parties hereto in accordance with Section 9.9, including a description in reasonable detail of the reasons for such termination and specifying the provision or provisions of this Agreement pursuant to which such termination is being effected. Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by the Company unless any fee required to be paid by the Company at or prior to the time of such termination pursuant to Section 8.3 shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; (ii) the termination of this Agreement shall not relieve any party from any liability for any Willful and Material Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement; and (iii) the Confidentiality Agreement shall be deemed to have been automatically amended (with no further action required by any party) such that effective upon the termination of this Agreement, the term “current senior management personnel” (A) as used in paragraph 7(b) in the Confidentiality Agreement shall be replaced with the term “current management personnel with the title of Director, Sr. Staff, Sr. Principal, Architect or above”, and (B) as used in paragraph 8(b) in the Confidentiality Agreement shall be replaced with the term “current management personnel with the title of Director or above.”

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust, competition or merger control law or regulation.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d); (ii) after the date of this Agreement and at or prior to the time of termination of this Agreement an Acquisition Proposal shall have been made or publicly announced or communicated; and (iii) within 12 months after the date of such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed (provided that for purposes of this clause (iii) the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”), then, the Company shall pay to Parent a non-refundable fee in the amount of $18,000,000 in cash (the “Company Termination Fee”).

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(e), or if this Agreement is terminated by Parent or the Company pursuant to any other provision of Section 8.1 (other than Section 8.1(h)) at any time after the occurrence of a Triggering Event and prior to obtaining the Requisite Stockholder Approval, then (unless the Company is required to pay to Parent the fee referred to in Section 8.3(d)) the Company shall pay to Parent the Company Termination Fee.

(d) If this Agreement is terminated by Parent or the Company at any time after the Company Board Recommendation has been withdrawn or modified in accordance with clause (ii) of Section 5.2(d) (other than pursuant to Section 8.1(h)) and prior to obtaining the Requisite Stockholder Approval, then the Company shall pay to Parent a non-refundable fee in the amount of $27,500,000 in cash.

(e) If this Agreement is terminated by: (i) Parent or the Company pursuant to Section 8.1(b); (ii) at the time of the termination of this Agreement, any Antitrust Condition was not satisfied, or waived by Parent; (iii) the failure of such Antitrust Condition to be satisfied did not result from any breach by the Company of any covenant or obligation set forth in this Agreement; (iv) at the time of the termination of this Agreement, each of the conditions in Section 6, other than the Antitrust Conditions in Section 6 and the condition set forth in Section 6.4, was satisfied; and (v) the condition in Section 6.4 would be satisfied if the Closing were to occur on the End Date, then Parent shall pay to the Company a non-refundable fee in the amount of $30,000,000 (the “Parent Termination Fee”).

(f) Any Company Termination Fee required to be paid to Parent pursuant to Section 8.3(b) shall be paid by the Company contemporaneously with the earlier to occur of the consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 8.3(b). Any Company Termination Fee required to be paid to Parent pursuant to Section 8.3(c) or Section 8.3(d) shall be paid by the Company: (i) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination; or (ii) in the case of a termination of this Agreement by Parent, within two business days after such termination. Any Parent Termination Fee required to be paid to the Company pursuant to Section 8.3(e) shall be paid by Parent: (A) in the case of a termination of this Agreement by Parent, at or prior to the time of such termination; or (B) in the case of a termination of this Agreement by the Company, within two business days after such termination. In no event shall the Company Termination Fee or the Parent Termination Fee be paid on more than one occasion.

(g) The parties acknowledge and agree that the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, the parties would not have entered into this Agreement. The Company further acknowledges that the Parent Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, except in the case of a Willful and Material Breach by Parent, the Company’s right to receive the payment of the Parent Termination Fee from Parent shall be the sole and exclusively remedy of the Company against Parent or Merger Sub for the loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement, and none of Parent, Merger Sub, any of their respective Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or agents shall have any further liability or obligations relating to or arising out of this Agreement. Likewise Parent acknowledges that the Company Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding the foregoing, nothing in this Section 8.3(g) shall limit the rights of Parent, Merger Sub or the Company under Section 9.12 (or otherwise with respect to injunctive or similar relief), in each case prior to the termination of this Agreement.

(h) If (i) the Company fails to pay when due any amount payable under this Section 8.3, then (A) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3 and (B) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum 500 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; and (ii) Parent fails to pay when due any amount payable under this Section 8.3, then (1) Parent shall reimburse the Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 8.3 and (2) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum 500 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(i) Any fee or other amount payable pursuant to this Section 8.3 shall be paid by the paying party free and clear of all deductions and withholdings. In the event that any deduction or withholding is required by applicable Legal Requirements, the paying party shall pay to the other party such additional amount as shall be required to ensure that the net amount received by such other party shall be equal to the full amount that would have been received by such other party had no such deduction or withholding been required to be made, and the paying party shall indemnify the other party against, and reimburse the other party for the full amount of, any such withholding or deduction, and any interest, additions to tax and penalties thereon.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Merger Sub at any time (whether before or after the Requisite Stockholder Approval); provided, however, that after the Requisite Stockholder Approval, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver

(a) Subject to the proviso in Section 9.1, Section 9.2(b) and Section 9.2(c), at any time prior to the Effective Time, any party hereto may, in its sole discretion: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that: (a) the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms; except that (i) paragraphs 5, 9, 11 and 12 of the Confidentiality Agreement shall be suspended and of no force and effect until the termination of this Agreement, (ii) paragraph 6 of the Confidentiality Agreement is superseded by this Agreement and shall cease to have any force or effect as of the date of this Agreement, and (iii) in the event of the termination of this Agreement, the Confidentiality Agreement shall be deemed to have been automatically amended (with no further action required by any party) such that effective upon the termination of this Agreement, the term “current senior management personnel” (A) as used in paragraph 7(b) in the Confidentiality Agreement shall be replaced with the term “current management personnel with the title of Director, Sr. Staff, Sr. Principal, Architect or above”; and (B) as used in paragraph 8(b) in the Confidentiality Agreement shall be replaced with the term “current management personnel with the title of Director or above”, and (b) the Other Confidentiality Agreements shall not be superseded and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, the parties acknowledge and agree that nothing in paragraph 10 of the Confidentiality Agreement or otherwise shall be deemed to limit the ability of Parent to exercise any remedy based on or relating to fraud, regardless of whether such fraud relates to any of the representations and warranties set forth in the Merger Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware,

regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the parties agrees that it will not bring such action in any court other than the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty, except where it is reasonably apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty. The fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to represent a determination that: (a) such item is material or establishes a standard of materiality; or (b) such item did not arise in the ordinary course of business or consistent with past practice. Such information and the dollar thresholds set forth in this Agreement shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability; Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights, interests or obligations hereunder may be assigned or delegated by (a) the Company, in whole or in part, by operation of law or otherwise, without the prior written consent of Parent; or (b) Parent, in whole or in part, by operation of law or otherwise, without the prior written consent of the

Company, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by the Company without Parent’s prior written consent or by Parent without the Company’s prior written consent shall be void and of no effect. Except as specifically provided in Section 5.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature.

9.9 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email or facsimile before 5:00 p.m. (Pacific time), when transmitted; (c) if sent by email or facsimile on a day other than a business day, or if sent by email or facsimile after 5:00 p.m. (Pacific time), on the business day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the street address set forth beneath the name of such party below (or to such other street address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA 94043

Attention: General Counsel

Email: bcabrera@synopsys.com

Facsimile: 650-965-8637

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

1950 University Avenue, Suite 500

East Palo Alto, CA 94303

Attention: James R. Griffin

Email: jgriffin@dl.com

Facsimile: (650) 845-7333

if to the Company:

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, CA 95110

Attention: Peter Teshima and Clayton Parker

Email: pteshima@magma-da.com and cparker@magma-da.com

Facsimile: (408) 565-7876

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

610 Newport Center Drive

Newport Beach, CA92660

Attention: David A. Krinsky and Andor D. Terner

Email: dkrinsky@omm.com and aterner@omm.com

Facsimile: (949) 823-6994

9.10 Cooperation. The parties agree to provide reasonable cooperation to each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to negotiate in an effort to replace such invalid or unenforceable term or provision with a valid enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Remedies. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, the Company or Parent shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. The Company and Parent each hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. Without limiting the generality of the foregoing, Parent shall be entitled to specific performance of each covenant and obligation of the Company contained in this Agreement, including the Company’s obligation to consummate the Merger and the Company’s covenants in Section 4.3 and Section 5.2.

9.13 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) any reference herein to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement; and (iv) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SYNOPSYS, INC.

By:	/s/ Dr. Chi-Foon Chan
Name:	Dr. Chi-Foon Chan
Title:	President and Chief Operating Officer

LOTUS ACQUISITION CORP.

By:	/s/ Patrick Bombach
Name:	Patrick Bombach
Title:	Secretary

MAGMA DESIGN AUTOMATION, INC.

By:	/s/ Rajeev Madhavan
Name:	Rajeev Madhavan
Title:	Chairman of the Board and Chief Executive Officer

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations. “Acquired Corporations” shall mean, collectively, the Company and the Company’s direct and indirect Subsidiaries.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent or participating corporation and in which, immediately following the consummation of such transaction, the Persons that were stockholders of the Company immediately prior to such consummation cease to own at least 85% of each outstanding class of voting securities of the surviving entity in such transaction; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any of the Acquired Corporations; or (iii) in which any Acquired Corporation issues securities representing 15% or more of the outstanding securities of any class of such Acquired Corporation (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b) any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Alternative Acquisition Agreement. “Alternative Acquisition Agreement” shall have the meaning set forth in Section 8.1(f).

Antitrust Conditions. “Antitrust Conditions” shall mean conditions set forth in Section 6.6, Section 6.7 (to the extent the condition in Section 6.7 relates to Orders and Legal Requirements under antitrust, competition or merger control law), Section 6.8 (to the extent the condition in Section 6.8 relates to Legal Proceedings relating to antitrust, competition or merger control Legal Requirements) and Section 7.5.

Auditor. “Auditor” shall have the meaning set forth in Section 4.4(a).

Auditor NDA. “Auditor NDA” shall have the meaning set forth in Section 4.4(b).

Average Parent Stock Price. “Average Parent Stock Price” shall have the meaning set forth in Section 5.3(b).

Book Entry Shares. “Book Entry Shares” shall have the meaning set forth in Section 1.7(b).

Bureau Management. “Bureau Management” shall have the meaning set forth in Section 5.6(d).

business day. “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in San Francisco, California are authorized or obligated by law or executive order to close.

Change in Circumstances. “Change in Circumstances” shall have the meaning set forth in Section 5.2(d)(ii).

Change in Control Payment. “Change in Control Payment” shall have the meaning set forth in Section 2.13(a)(xix).

Channel Partner Contract. “Channel Partner Contract” shall mean each Company Contract that is a distribution, reseller, sales representative, or similar Contract providing for the marketing or distribution of any Company Products by any Person other than an Acquired Corporation or its employees.

Closing. “Closing” shall have the meaning set forth in Section 1.3.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Collective Bargaining Agreement. “Collective Bargaining Agreement” shall have the meaning set forth in Section 2.20(a).

Company. “Company” shall have the meaning set forth in the preamble to this Agreement.

Company 401(k) Plan. “Company 401(k) Plan” shall have the meaning set forth in Section 5.4(b).

Company Associate. “Company Associate” shall mean any current employee, independent contractor, consultant or director of or to any of the Acquired Corporations.

Company Balance Sheet. “Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of July 31, 2011, included in the Company’s Report on Form 10-Q for the fiscal quarter ended July 31, 2011, as filed with the SEC on September 9, 2011.

Company Board Recommendation. “Company Board Recommendation” shall have the meaning set forth in Section 5.2(b).

Company Capital Stock. “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.0001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company Intellectual Property or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company Employee Plan. “Company Employee Plan” shall have the meaning set forth in Section 2.19(a).

Company Equity Award. “Company Equity Award” shall mean any Company Option or any Company Stock-Based Award.

Company Equity Plan. “Company Equity Plan” shall mean the Company’s: (a) 2010 Stock Incentive Plan; (b) 2004 Employment Inducement Award Plan; (c) 2001 Stock Incentive Plan; (d) 1998 Stock Incentive Plan; and (e) the ESPP and any other plan or agreement pursuant to which the Company may grant awards equity.

Company Form 10-K. “Company Form 10-K” shall have the meaning set forth in the preamble to Section 2.

Company Inbound Licenses. “Company Inbound Licenses” shall have the meaning set forth in Section 2.16(b).

Company Intellectual Property. “Company Intellectual Property” shall mean all Intellectual Property that is used or held for use by any Acquired Corporation.

Company Intellectual Property Agreements. “Company Intellectual Property Agreements” shall mean, collectively: (a) the Company Inbound Licenses; (b) the Company Outbound Licenses; and (c) every other Contract that is listed, or required to be listed, in Part 2.16 of the Disclosure Schedule (including all subparts thereof).

Company Intellectual Property Rights. “Company Intellectual Property Rights” shall mean all Intellectual Property Right owned or purported to be owned by, or filed in the name of, any Acquired Corporation, including the Company Registered Intellectual Property Rights and the Acquired Corporations’ rights in the Company Trade Secrets.

Company IT Systems. “Company IT Systems” shall mean computer Software and systems (including hardware, firmware, operating system Software, utilities and applications Software) used by any of the Acquired Corporations.

Company Option. “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

Company Outbound Licenses. “Company Outbound Intellectual Property Agreements” shall have the meaning set forth in Section 2.16(c).

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

Company Product. “Company Product” shall mean any product, software or service: (a) manufactured, marketed, distributed, provided, leased, licensed or sold by or on behalf of any Acquired Corporation; (b) that any Acquired Corporation currently supports or maintains or is obligated to support or maintain; or (c) being developed by or for any Acquired Corporation (whether or not in collaboration with another Person).

Company Product Software. “Company Product Software” shall have the meaning set forth in Section 2.16(q).

Company Registered Intellectual Property Rights. “Company Registered Intellectual Property Rights” shall mean all of the following that are owned by, registered or filed in the name of, any Acquired Corporation: (a) patents and patent applications (including provisional applications); (b) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered Domain Names; (d) registered copyrights and applications for copyright registrations; and (e) other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Body in any jurisdiction in the world.

Company SEC Reports. “Company SEC Reports” shall have the meaning set forth in Section 2.8(a).

Company Stock-Based Award. “Company Stock-Based Award” shall mean any restricted stock unit or restricted stock award relating to Company Common Stock, whether granted under any of the Company Equity Plan or otherwise and whether vested or unvested.

Company Stock Certificate. “Company Stock Certificate” shall have the meaning set forth in Section 1.6.

Company Stockholders’ Meeting. “Company Stockholders’ Meeting shall have the meaning set forth in Section 5.2(a).

Company Termination Fee. “Company Termination Fee” shall have the meaning set forth in Section 8.3(b).

Company Trade Secrets. “Company Trade Secrets” shall mean all source code for Company Product Software and all other Trade Secrets of any Acquired Corporation.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of November 10, 2011, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean all actions and transactions contemplated by the Agreement, including the Merger.

Continuing Employees. “Continuing Employees” shall have the meaning set forth in Section 5.4(b).

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied and in each case as in effect as of the date of this Agreement or as may be hereinafter in effect.

Conversion Ratio. “Conversion Ratio” shall have the meaning set forth in Section 5.3(b).

Customer Contract. “Customer Contract” shall mean each Contract entered into by an Acquired Corporation in the ordinary course of business, consistent with past practices, pursuant to which an Acquired Corporation licenses, sells, or otherwise provides (in each case, on a nonexclusive basis) any Company Products directly to end users thereof.

Demanded Divestiture Actions. “Demanded Divestiture Actions” shall have the meaning set forth in Section 5.6(d).

Detriment. “Detriment” shall have the meaning set forth in Section 5.6(d).

DGCL. “DGCL” shall mean the General Corporation Law of the State of Delaware.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Dissenting Shares. “Dissenting Shares” shall have the meaning set forth in Section 1.8(a).

DOJ. “DOJ” shall have the meaning set forth in Section 5.6(b).

DOL. “DOL” shall mean the United States Department of Labor.

Domain Name. “Domain Name” shall mean the any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

EDA. “EDA” shall have the meaning set forth in Section 2.18(d).

Effective Time. “Effective Time” shall have the meaning set forth in Section 1.3.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End Date. “End Date” shall mean May 31, 2012; provided, however, that:

(a) the End Date shall be extended to (and “End Date” shall mean) August 31, 2012 (i) if (A) any Antitrust Condition is not satisfied on May 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by Parent or the Company of any of its covenants or obligations in this Agreement, and (C) each of the conditions in Section 6 and Section 7, other than Antitrust Conditions, has been satisfied or waived as of May 31, 2012, (ii) if (A) any Antitrust Condition is not satisfied on May 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by Parent of any of its covenants or obligations in this Agreement, (C) each of the conditions in Section 7, other than the condition in Section 7.5, has been satisfied or waived as of May 31, 2012, and (D) Parent elects to extend the End Date to August 31, 2012, or (iii) if (A) any Antitrust Condition is not satisfied on May 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by the Company of any of its covenants or obligations in this Agreement, (C) each of the conditions in Section 6, other than Antitrust Conditions, has been satisfied or waived as of May 31, 2012, and (D) the Company elects to extend the End Date to August 31, 2012; and

(b) in the event the End Date shall have been extended to August 31, 2012 pursuant to clause (a), the End Date shall be automatically further extended to (and “End Date” shall mean) November 30, 2012 (i) if (A) any Antitrust Condition is not satisfied on August 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by Parent or the Company of any of its covenants or obligations in this Agreement, and (C) each of the conditions in Section 6 and Section 7, other than Antitrust Conditions, has been satisfied or waived as of August 31, 2012, (ii) if (A) any Antitrust Condition is not satisfied on August 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by Parent of any of its covenants or obligations in this Agreement, (C) each of the conditions in Section 7, other than the condition in Section 7.5, has been satisfied or waived as of August 31, 2012, and (D) Parent elects to extend the End Date to November 30, 2012, or (iii) if (A) any Antitrust Condition is not satisfied on August 31, 2012, (B) the failure to satisfy any unsatisfied Antitrust Condition did not result from a breach by the Company of any of its covenants or obligations in this Agreement, (C) each of the conditions in Section 6, other than Antitrust Conditions, has been satisfied or waived as of August 31, 2012, and (D) the Company elects to extend the End Date to November 30, 2012.

Nothing in this definition shall be construed to limit the ability of Parent to waive any Antitrust Condition.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any Legal Requirement relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health and safety (including exposure of any individual to Hazardous Substances), or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

ESPP. “ESPP” shall have the meaning set forth in Section 2.6(b).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FTC. “FTC” shall have the meaning set forth in Section 5.6(b).

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization.” Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust, competition or merger control matters.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization, including the New York Stock Exchange, NASDAQ and the Financial Industry Regulatory Authority (FINRA).

Hazardous Substance. “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnified Persons. “Indemnified Persons” shall have the meanings set forth in Section 5.5(a).

Intellectual Property. “Intellectual Property” shall mean any or all of the following: (a) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, confidential or proprietary information (whether or not protected as a trade secret), know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (b) works of authorship (including Software), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, and test vectors; (c) Domain Names; and (d) any similar or equivalent property of any of the foregoing (as applicable).

Intellectual Property Rights. “Intellectual Property Rights” shall mean any or all common law, statutory, or other legal rights (under the laws of any jurisdiction in the world or under international treaties) in, arising out of, or associated with any or all of the following: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof; (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (c) industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) Trade Secrets; and (f) any similar or equivalent rights to any of the foregoing (as applicable).

International Employee Plans. “International Employee Plans” shall have the meaning set forth in Section 2.19(a).

Invention Assignment Agreement. “Invention Assignment Agreement” shall mean any Contract between an Acquired Corporation and any Company Associate pursuant to which such Company Associate assigns or otherwise transfers Intellectual Property Rights to any Acquired Corporation.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any of the members of its board of directors or any executive officer of such Entity (and, in the case of the Company, any executive officer or the treasurer, controller or general counsel) has actual knowledge of such fact or other matter after reasonable inquiry.

Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 2.14(b).

Leases. “Leases” shall have the meaning set forth in Section 2.14(b).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

made available. “made available” means that such information, document or material was: (a) publicly available on the SEC EDGAR database by the Company in un-redacted form; (b) delivered to Parent or Parent’s Representatives via electronic mail or in hard copy form on or before 11:59 pm (Pacific time) on November 28, 2011; or (c) made available for review by Parent or Parent’s Representatives on or before 11:59 pm (Pacific time) on November 28, 2011 in the virtual data room maintained by the Company with RR Donnelley in connection with the Merger and, from the time that such information, document or material was posted to the virtual data room until the execution of this Agreement, Parent or Parent’s Representatives had unrestricted access to such information, document or material (including pursuant to the procedures contemplated by the Other Confidentiality Agreements).

Material Adverse Effect. “Material Adverse Effect” shall mean any effect, change, event or circumstance (collectively, a “Change”) that, considered together with all Changes, has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), assets (tangible or intangible), liabilities (contingent or otherwise) or operations of the Acquired Corporations taken as a whole; or (b) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any shares of the stock of the Surviving Corporation; provided, however, that a Change occurring after the date of this Agreement shall not be deemed a Material Adverse Effect or considered in determining whether there has occurred (or would reasonably be expected to occur) a Material Adverse Effect, if (i) such Change results from (A) general economic conditions in the United States, (B) conditions generally affecting the other companies in the Company’s industry, (C) any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships, or loss of employees resulting in each case directly from the announcement or pendency of this Agreement, (D) stockholder class action or derivative litigation alleging (1) a breach of fiduciary duty by the board of directors of the Company relating to the negotiation, execution, delivery or performance (or disclosure with respect thereto) of this Agreement or the proposed consummation of the Merger or the other Contemplated Transactions, or (2) that the Proxy Statement violates the disclosure requirements of the Exchange Act (provided, however, that for this exception to apply, the Company must have complied with its obligations in Section 5.1 and Section 5.2(b)), (E) changes in applicable Legal Requirements in the United States or in GAAP, (F) acts of war or terrorism or natural disasters in any locations where the Company conducts material business operations, (G) the failure of the Company to meet internal or analysts’ financial expectations or projections (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (H) changes in trading volume or a decline in the Company’s stock price (it being understood that the underlying causes of any such change or decline may be taken into account in determining whether a Material Adverse Effect has occurred), and (ii) with respect to clauses (A), (B), (E) and (F), the conditions or circumstances that caused such change do not have an impact on the Acquired Corporations, taken as a whole, that is in any material respect disproportionate to the average impact such conditions or circumstances have on the other companies in the Company’s industry.

Material Contract. “Material Contract” shall have the meaning set forth in Section 2.13(a).

Meeting Date. “Meeting Date” shall have the meaning set forth in Section 5.2(a).

Merger. “Merger” shall have the meaning set forth in the recitals to this Agreement.

Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

Merger Sub. “Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

NASDAQ. “NASDAQ” shall mean The NASDAQ Stock Market, Inc.

Nondisclosure Agreement. “Nondisclosure Agreement” shall mean each confidentiality or nondisclosure agreement entered into by an Acquired Corporation in the ordinary course of business, consistent with past practice, the primary purpose of which is to protect the confidentiality of certain information disclosed by one party to the other and which does not grant any license, immunity, or other rights with respect to any Company Intellectual Property Rights other than an express or implied right to use such information for the purpose for which it is being disclosed.

Non-U.S. Employee. “Non-U.S. Employee” shall have the meaning set forth in Section 2.18(a).

Notes. “Notes” shall have the meaning set forth in Section 5.11(a).

Notice Period. “Notice Period” shall have the meaning set forth in Section 8.1(f).

Open Source Materials. “Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org).

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Other Confidentiality Agreements. “Other Confidentiality Agreement” shall mean, collectively, the confidentiality agreement, dated as of November 14, 2011, between the Company and Parent, and the confidentiality agreement, dated as of November 4, 2011, between the Company and Parent.

Outstanding Unvested Company Option. “Outstanding Unvested Company Option” shall have the meaning set forth in Section 5.3(b).

Outstanding Unvested RSU. “Outstanding Unvested RSU” shall have the meaning set forth in Section 5.3(d).

Outstanding Vested Company Option. “Outstanding Vested Company Option” shall have the meaning set forth in Section 5.3(a).

Outstanding Vested RSU. “Outstanding Vested RSU” shall have the meaning set forth in Section 5.3(c).

Parent. “Parent” shall have the meaning set forth in the preamble to this Agreement.

Parent Code. “Parent Code” shall have the meaning set forth in Section 4.4(d)(ii).

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.01 par value per share, of Parent.

Parent Termination Fee. “Parent Termination Fee” shall have the meaning set forth in Section 8.3(e).

Paying Agent. “Paying Agent” shall have the meaning set forth in Section 1.7(a).

Payment Fund. “Payment Fund” shall have the meaning set forth in Section 1.7(a).

Permitted Encumbrance. “Permitted Encumbrance” shall mean: (a) liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been maintained in accordance with GAAP; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (A) were not incurred in connection with any indebtedness, (B) do not render title to the property encumbered thereby unmarketable and (C) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current purposes; (e) Encumbrances arising under equipment leases entered into in the ordinary course of business consistent with past practice; and (f) such other Encumbrances as do not materially detract from the value of or otherwise materially interfere with the present use of any of the Acquired Corporations’ properties or otherwise materially impair any of the Acquired Corporations’ business operations.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 4.1.

Proprietary Third Party Code. “Proprietary Third Party Code” shall have the meaning set forth in Section 4.4(a).

Proxy Statement. “Proxy Statement” shall mean the proxy statement, and the accompanying letter to stockholders, notice of meeting and form of proxy, to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Recommended Change Notice. “Recommended Change Notice” shall have the meaning set forth in Section 5.2(d).

Reports. “Reports” shall have the meaning set forth in Section 4.4(d)(iii).

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Required Regulatory Approval. “Required Regulatory Approval” means the expiration or termination of the waiting period under the HSR Act.

Requisite Stockholder Approval. “Requisite Stockholder Approval” shall have the meaning set forth in Section 2.3.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Significant Customer. “Significant Customer” shall have the meaning set forth in Section 2.33.

Significant Supplier. “Significant Supplier” shall have the meaning set forth in Section 2.34.

Software. “Software” shall mean source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.

Source Code Audit. “Source Code Audit” shall have the meaning set forth in Section 4.4(a).

Source Code Audit Period. “Source Code Audit Period” shall have the meaning set forth in Section 4.4(d).

Specified Representations. “Specified Representations” shall mean the representations and warranties of the Company contained in Sections 2.2, 2.3, 2.29 and 2.30 of the Agreement.

Specified Revenue Reduction. “Specified Revenue Reduction” shall have the meaning set forth in Section 5.6(d).

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, substantially all of the outstanding shares of Company Common Stock or substantially all of the assets of the Acquired Corporations, that: (a) was not obtained or made as a direct or indirect result of a breach of Section 4.3 or Section 5.2 of this Agreement; and (b) is on terms and conditions that the board of directors of the Company determines in good faith, after consulting with, receiving advice from, and considering the advice of an independent financial advisor of nationally recognized reputation and after having taken into account the likelihood and timing of consummation of the purchase transaction contemplated by such offer, to be more favorable from a financial point of view to the Company’s stockholders than the Merger.

Support Agreements. “Support Agreements” shall have the meaning set forth in the recitals to this Agreement.

Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 1.1.

Tangible Assets. “Tangible Assets” shall have the meaning set forth in Section 2.15.

Tax. “Tax” shall mean: (a) any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest or other addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body; (b) any obligations under any Contract with any Person with respect to the Liability for, or sharing of, amounts of the type described in clause (a); and (c) any Liability for amounts of the type described in clause (a) under applicable Legal Requirements (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign Legal Requirements), as a transferee or successor, or otherwise.

Tax Returns. “Tax Returns” shall have the meaning set forth in Section 2.17(a).

Taxing Authority. “Taxing Authority” shall mean, with respect to any Tax, the Governmental Body or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Body or subdivision, including any Governmental Body or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

Trade Secrets. “Trade Secrets” shall mean trade secrets of any kind as defined under applicable statutory or common law in the United States or the equivalent under the laws of any other jurisdiction including trade secrets embodied in or relating to Software, technical documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable), financial data, sales and marketing information, and databases and data collections.

Treasury Regulations. “Treasury Regulations” shall mean the U.S. Treasury Regulations under the Code.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company or any committee thereof shall have (i) withdrawn the Company Board Recommendation, (ii) modified the Company Board Recommendation in a manner adverse to Parent, or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) a tender offer or exchange offer relating to the capital stock of the Company shall have been commenced, and the board of directors of the Company shall have failed to announce publicly within 10 business days after the commencement of such tender offer or exchange offer, a statement disclosing that the board of directors of the Company recommends rejection of such tender offer or exchange offer and reaffirming the Company Board Recommendation; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within 10 business days after such Acquisition Proposal is publicly announced; or (f) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached in any material respect any of the provisions set forth in Section 4.3.

U.S. Employee. “U.S. Employee” shall have the meaning set forth in Section 2.18(a).

Willful and Material Breach. There shall be deemed to be a “Willful and Material Breach” by a party of (i) the applicable representation or warranty of such party only if any officer of such party knew prior to the execution of the Agreement that such representation or warranty was materially inaccurate; and (ii) any covenant, obligation or other provision of this Agreement only if such party shall have deliberately taken action with the specific intent to breach such covenant, obligation or other provision of this Agreement.

List of Omitted Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits and disclosure schedule to the Merger Agreement have been omitted from this Exhibit 2.1:

•	Disclosure Schedule

•	Exhibit B — Amended and Restated Certificate of Incorporation

•	Exhibit C — Bylaws

Any omitted exhibit, schedule or similar attachment will be furnished supplementally to the SEC upon request.